UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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AMPHASTAR PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

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AMPHASTAR PHARMACEUTICALS, INC.

11570 6TH STREET

RANCHO CUCAMONGA, CALIFORNIA 91730

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 11:00 a.m. Pacific Time on Monday, June 7, 2021

Dear Stockholders of Amphastar Pharmaceuticals, Inc.:

Please be advised that the 2021 annual meeting of stockholders (the “Annual Meeting”) of Amphastar Pharmaceuticals, Inc., (or the “Company” or “Amphastar”) a Delaware corporation, will be conducted virtually via a live webcast at www.virtualshareholdermeeting.com/AMPH2021 on Monday, June 7, 2021 at 11:00 a.m. Pacific Time. The Annual Meeting will be conducted for the following purposes, as more fully described in the accompanying proxy statement:

1.

To elect four Class II directors to hold office for a three-year term and until their respective successors are duly elected and qualified or until such director’s earlier death, resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and
3.	To approve, on an advisory basis, the compensation of our named executive officers;
4.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Our board of directors has fixed the close of business on April 13, 2021 as the record date for the Annual Meeting. Only stockholders of record on April 13, 2021 are entitled to notice and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement. If you plan on attending this year’s virtual Annual Meeting as a stockholder, please go to www.virtualshareholdermeeting.com/AMPH2021. Please have the information that is printed in the box marked by the arrow available and follow the instructions.

On or about April 23, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access both our proxy statement and our 2021 annual report online. This Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. Please note that the proxy statement and our annual report can be accessed directly at the following Internet address http://ir.amphastar.com/financial-information/annual-reports. You can also access our proxy materials by (1) visiting www.ProxyVote.com, (2) calling 1-800-579-1639, or (3) sending an e-mail to sendmaterial@proxyvote.com. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to virtually attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Amphastar Pharmaceuticals, Inc. and look forward to your attendance at the Annual Meeting and/or receiving your proxy.

By order of the Board of Directors,

Jack Yongfeng Zhang
Chief Executive Officer, President, Chief Scientific Officer and Director

Mary Ziping Luo
Chief Operating Officer, Chief Scientist and Chairman

Rancho Cucamonga, California
April 14, 2021

-i-

-ii-

AMPHASTAR PHARMACEUTICALS, INC.

PROXY STATEMENT

FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 11:00 a.m. Pacific Time on Monday, June 7, 2021

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2021 annual meeting of stockholders of Amphastar Pharmaceuticals, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be conducted virtually via a live webcast at www.virtualshareholdermeeting.com/AMPH2021 on Monday, June 7, 2021 at 11:00 a.m. Pacific Time. You will be able to vote and submit questions during the meeting at that website. In order to access information and ask questions, please have the information that is printed in the box marked by the arrow available and follow the instructions. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 23, 2021 to all stockholders entitled to vote at the virtual Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

●	the election of four Class II directors to hold office for a three-year term and until their respective successors are duly elected and qualified or until such director’s earlier death, resignation or removal;
●	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021;
●	to approve, on an advisory basis, the compensation of our named executive officers; and
●	any other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

●	“FOR” the election of Mary Ziping Luo, Howard Lee, Michael A. Zasloff and Gayle Deflin as Class II directors;
●	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and
●	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 13, 2021, the record date, may vote at the Annual Meeting. As of the record date, there were 47,690,000 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote at the Annual Meeting.

Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

A complete list of these stockholders will be available at our corporate offices at 11570 6th Street, Rancho Cucamonga, California 91730 during regular business hours or website for ten days prior to the Annual Meeting and available during the Annual Meeting. A stockholder may examine the list for any legally valid purpose related to the Annual Meeting.

How many votes are needed for approval of each proposal?

●	Proposal No. 1: Each director to be elected by the stockholders of the corporation shall be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present or represented by proxy at the Annual Meeting at which a quorum is present and entitled to vote thereon. “Majority of the votes cast” means that the number of votes cast “for” a candidate for director exceeds the number of votes cast “against” that director. Stockholders will be given the choice to cast votes “for” or “against” the election of each director or to “abstain” from such vote. Please note that abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.
●	Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting at which a quorum is present and entitled to vote thereon. Please note that abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.
●	Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers, requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting at which a quorum is present and entitled to vote thereon. Please note that abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal. Although the advisory vote is non-binding, our board of directors values stockholders’ opinions. The compensation committee will review the results of the vote and, consistent with our record of stockholder responsiveness, consider stockholders’ comments and concerns and take into account the outcome of the vote when considering future decisions concerning our executive compensation program.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence (including by proxy) of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, you can vote in one of the following ways:

●	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 6, 2021 (have your proxy card in hand when you visit the website);
●	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);
●	by completing and mailing your proxy card (if you received printed proxy materials) so that it is received no later than June 6, 2021; or
●	by voting at the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/AMPH2021

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. If you are a street name stockholder, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

●	entering a new vote by Internet or by telephone;
●	returning a later-dated proxy card;
●	notifying the Corporate Secretary of Amphastar Pharmaceuticals, Inc., in writing, at Amphastar Pharmaceuticals, Inc., 11570 6th Street, Rancho Cucamonga, California 91730; or

●	following the instructions at www.virtualshareholdermeeting.com/AMPH2021

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

Do I have to do anything in advance if I plan to attend the Annual Meeting?

The Annual Meeting will be a completely virtual meeting conducted via a live webcast. You are entitled to participate in the annual meeting only if you were a holder of our common stock as of the close of business on April 13, 2021 or if you hold a valid proxy for the Annual Meeting.

You will be able to attend the Annual Meeting online and submit your questions during the meeting www.virtualshareholdermeeting.com/AMPH2021 and entering your control number included in your Notice of Internet Availability Materials, on your proxy card or on the instructions that accompanied your proxy materials.

We encourage you to access the meeting prior to the start time. Online check-in will begin at 10:30 a.m. Pacific Time, and you should allow ample time for the check-in procedures.

Why hold a virtual Annual Meeting?

We decided to hold a virtual meeting this year because of the public health risks associated with gathering our management, directors and stockholders for an in-person meeting during the coronavirus pandemic. We believe this format will also allow for greater participation of our stockholders, particularly since our stockholders’ travel may be restricted due to coronavirus. Also, our stockholders will maintain the same rights as they would have at an in-person meeting since they will have the opportunity to ask questions online.

How do I ask questions during the Annual Meeting?

You will be able to attend the Annual Meeting online and submit your questions during the meeting at www.virtualshareholdermeeting.com/AMPH2021 and entering your control number included in your Notice of Internet Availability Materials, on your proxy card or on the instructions that accompanied your proxy materials.

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Please be advised that questions regarding personal or other matters are not pertinent to meeting matters will not be answered.

How can I get help if I have trouble checking in or listening to the meeting online?

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/AMPH2021.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Jack Yongfeng Zhang, Mary Ziping Luo, and William J. Peters have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual

Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 23, 2021 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Amphastar Pharmaceuticals, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on the election of directors, which is a “non-routine” matter, absent direction from you.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to such Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Amphastar Pharmaceuticals, Inc.
Attention: Investor Relations
11570 6th Street
Rancho Cucamonga, California 91730

Stockholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2022 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 24, 2021. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Amphastar Pharmaceuticals, Inc.
Attention: Corporate Secretary
11570 6th Street
Rancho Cucamonga, California 91730

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) brought before the meeting by the corporation and specified in the notice of meeting given by or at the direction of our Board of Directors, (ii) brought before the meeting by or at the direction of our Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder who (A) was a stockholder of record both at the time of giving the notice and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with all of the notice procedures set forth in our bylaws.

To be timely for our 2022 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

●	not earlier than 8:00 a.m., Pacific time on February 7, 2022; and
●	not later than 5:00 p.m., Pacific time on March 9, 2022.

In the event that we hold our 2022 annual meeting of stockholders more than 30 days before or more than 30 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

●	no earlier than 8:00 a.m., Pacific time on the 90th day prior to the day of our 2022 annual meeting; or
●	the 10th day following the day on which public disclosure of the date of such annual meeting was made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of nine members. Five of our current directors are independent within the meaning of the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”). Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following table sets forth the names, ages as of March 31, 2021, and certain other information for each of the director nominees and the continuing members of our board of directors.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees
Mary Ziping Luo	II	71	Chief Operating Officer, Chief Scientist and Chairman of the Board of Directors	1996	2021	2024
Howard Lee (1)(3)	II	59	Director	2008	2021	2024
Michael A. Zasloff (2)(3)	II	75	Director	2005	2021	2024
Gayle Deflin	II	58	Director Nominee	—	—	2024
Continuing Directors
Jack Yongfeng Zhang	III	74	Chief Executive Officer, President, Chief Scientific Officer and Director	1996	2022	—
Richard Prins (2)(3)	III	64	Lead Independent Director	2002	2022	—
Diane G. Gerst	III	61	Director	2019	2022	—
David Maris(1)	I	53	Director	2020	2023	—
Richard Koo (1)	I	80	Director	2003	2023	—
Floyd F. Petersen (2)(3)	I	77	Director	2004	2023	—

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Nominees for Director

Mary Z. Luo, Ph.D. co-founded our Company in 1996 and has served as our Chief Operating Officer and chairman of our board of directors since our inception and as Corporate Secretary from 1997 to April 2004. Dr. Luo has also served as our Chief Scientist since 2005. Dr. Luo co-founded Applied Physics & Chemistry Laboratories, Inc., or APCL, a full service chemical analytical laboratory, in May 1989, where she held the position of Chief Operating Officer. Dr. Luo is a professor emeritus of chemistry at California State Polytechnic University, Pomona and is named as the inventor on several U.S. and foreign patents. Dr. Luo received a Ph.D. in chemistry from Princeton University and was a Post-Doctoral Research Associate at the California Institute of Technology.

We believe Dr. Luo’s experience in the pharmaceutical industry and as one of our founders qualifies her to serve on our board of directors.

Howard Lee, Ph.D. has served as a member of our board of directors since August 2007. He previously served as a member of the board of our subsidiary, IMS, from 1998 to 2002 and on our board of directors from 2002 to 2004. Dr. Lee has served as the Chairman and Chief Executive Officer of TAHO

Pharmaceuticals, Ltd., a drug development company with a transdermal technology platform based in Taiwan since January 2020. Previously, Dr. Lee was the partner at the CID Group, a prominent investment group in the greater China area from March 2012 to January 2020. From 2009 to 2010 he was the Chief Investment Officer at UniMed Venture Management Inc., a biotech venture capital firm. Prior to joining UniMed in July 2009, he was a Managing Director at Silver Biotech Management, Inc. from July 2006 to June 2009. Dr. Lee served as President and CEO of CDIB Biotech USA Investment Co. Ltd. from 2000 to 2006 and as Vice President of China Development Industrial Bank, an investment bank in Taiwan, from October 1995 to June 2006. Dr. Lee earned his B.Sc. at Fu-Jen University (Taiwan), his M.Sc. and Ph.D. degrees in chemistry from the University of Southern California in Los Angeles and completed his postdoctoral research at the Loker Hydrocarbon Research Institute of the University of Southern California.

We believe Dr. Lee’s experience in biotech venture capital consulting qualifies him to serve on our board of directors.

Michael A. Zasloff, M.D., Ph.D. has served as a member of our board of directors since October 2005 and previously served as our lead independent director from January 2016 to April 2019. Dr. Zasloff has been the Professor of Surgery and Pediatrics at the Georgetown University School of Medicine since 2002, and was also the Dean of Research and Translational Science from 2002 until 2004. Between 2004 and 2007, Dr. Zasloff served as Vice President and Senior Analyst (Life Sciences) at Ferris, Baker Watts, Inc., or FBW. From 1992 to 2001 Dr. Zasloff served as Executive Vice President and Vice Chairman of Magainin Pharmaceuticals Inc., a biopharmaceutical company which he founded. From 1988 until 1992, Dr. Zasloff served as the Charles E.H. Upham Professor in the Department of Pediatrics and Genetics at the University of Pennsylvania School of Medicine, and Chief, Division of Human Genetics and Molecular Biology at The Children’s Hospital of Philadelphia. From 1982 until 1988, Dr. Zasloff was Chief of the Human Genetics Branch at the National Institutes of Child Health and Human Development, National Institutes of Health. Dr. Zasloff received a B.A. from Columbia College in biochemistry and holds an M.D., Ph.D. from the New York University School of Medicine.

We believe Dr. Zasloff’s expertise and experience in the biopharmaceutical industry qualifies him to serve on our board of directors.

Gayle Deflin has been the Chief Financial Officer of LBMB, Inc., since 2014, and its subsidiaries Plasticolor Molded Products, Inc. and Chroma Graphics, Inc., both of which are automotive accessory manufacturers and distributors since 2006. Prior to 2006, Ms. Deflin was at Apria Healthcare, a provider of home respiratory services from 2004 to 2006 as Vice President of Strategic Planning and Budgeting and Vice President of Billing Center Operations. From 2003 to 2004 she served as President and Chief Executive Officer of Ionian Technologies, a diagnostic start-up with biotechnology developed at the Keck Graduate Institute of Applied Life Sciences. Ms. Deflin worked in various positions at International Medication Systems Limited, including as its President, from 1989 until it was sold to Amphastar in 1998, and continued with Celltech Pharmaceuticals, the former owner of International Medication Systems, Limited, as President of MD Pharmaceuticals from 1996 to 2002 and Senior Vice President, Business Support Services of Celltech Pharmaceuticals from 2000 to 2002. Ms. Deflin holds a B.S. in Business Administration (Accounting and MIS) from Bowling Green State University and an M.B.A from the Drucker School of Management at Claremont Graduate University.

We believe that Ms. Deflin’s past experience and expertise in the field of pharmaceuticals and retail consumer products, as well as her operational management experience qualifies her to serve on our board of directors.

Continuing Directors

Jack Yongfeng Zhang, Ph.D. co-founded our Company in 1996 has served as our Chief Executive Officer and a member of our board of directors since our inception and was re-appointed as our President in April 2020, after serving as President from 1996 until June 2013. Dr. Zhang has also served as our Chief Scientific Officer since 2005. Dr. Zhang co-founded APCL, a full service chemical analytical laboratory, in May 1989, where he held the position of President until October 2002. Dr. Zhang is named as the inventor on several U.S. and foreign patents. He received a Ph.D. in chemistry from the State University of New York at Stony Brook and was a Post-Doctoral Research Associate at the California Institute of Technology.

We believe Dr. Zhang’s expertise and experience in the pharmaceutical industry and as one of our founders qualifies him to serve on our board of directors.

Richard Prins has served as our lead independent director since April 2019 and as a member of our board of directors since February 2002. Since 2008, Mr. Prins has been a private investor and involved in various charitable organizations. Mr. Prins also served in various volunteer roles at Advancing Native Missions since 2004 including as a board member, Head of Operations and Stewardship, and as interim CEO. He has also served as a director of India Globalization Capital, Inc., a biopharmaceutical company, since 2007, and as chairman of its board since 2012. Mr. Prins was the Director of Investment Banking for FBW, from 1996 until June 2008 when FBW was acquired by Royal Bank of Canada. Prior to FBW, Mr. Prins was a Managing Director from July 1988 to April 1996 at Crestar Bank (now Truist Bank) in charge of mergers and acquisitions. Mr. Prins began his career in 1983 as the Assistant to the Chairman of the leverage buyout company, Tuscarora Corp., where he held various positions until July 1988. Mr. Prins received a B.A. in liberal arts from Colgate University and an M.B.A. from Oral Roberts University.

We believe that Mr. Prins’ experience in corporate finance and investment banking qualifies him to serve on our board of directors.

Diane G. Gerst has served as a member of our board of directors since June 2019. She previously served as our Executive Vice President of Quality Assurance and Regulatory Affairs from June 2015 until February 2018 and also served as the President of Amphastar Nanjing Pharmaceuticals Inc., one of our subsidiaries, from March 2014 until February 2018. From August 2013 to June 2015, Ms. Gerst served as our Corporate Senior Vice President of Quality Assurance. She served as Corporate Vice President of Quality Assurance from August 2003 until her promotion to Senior Vice President in August 2013 and as Vice President of Regulatory Affairs from June 2001 to July 2002. Prior to joining us, Ms. Gerst held various management level positions in regulatory and quality including eight years at Braun-McGaw and seven years at IMS. Ms. Gerst received a B.A. from the University of California, Berkeley.

We believe that Ms. Gerst is qualified to serve on our board of directors because of her perspective, experience and leadership as a former executive of our Company.

David Maris has been a private investor with Phalanx Investment Partners, LLC, an investment advisor, since January 2020. From December 2015 to December 2019, he was a managing director and equity research analyst at Wells Fargo Securities, LLC, an investment bank. From January 2013 to December 2015, Mr. Maris served as a managing director and equity research analyst at Bank of Montreal, an investment bank. He previously served as a healthcare industry equity research analyst for several investment banks including Aros Securities (a Scandinavian bank), Bear Stearns and Company, Credit Suisse, Bank of America and Credit Agricole-CLSA. Mr. Maris currently serves as a member of the American Finance Association and National Association of Corporate Directors. He holds a B.A. from the University of Delaware and an M.B.A. from Vanderbilt University’s Owen School of Management.

We believe that Mr. Maris’s extensive experience in healthcare, finance, and capital markets as well as his history of accomplishments in assessing healthcare trends and the public market impact of financial, strategic, and governance decisions provides him with valuable experience on issues facing public healthcare companies and qualifies him to serve on our board of directors.

Richard Koo has served as a member of our board of directors since August 2003 and also served as a member of our board of directors from January 1997 to February 2002. Mr. Koo has been the managing partner of Koo, Chow and Company, Certified Public Accountants since 1979, CEO and President of K.C. Group International Inc. since February 2003 and a previously served as director of EverTrust Bank from January 2009 until 2017. Prior to Koo, Chow and Company, Mr. Koo worked with PricewaterhouseCoopers LLP in various public offering audit assignments. Mr. Koo has worked as a finance and taxation expert for the United Nations. Mr. Koo received a B.S. in management from the National Taiwan University and an M.B.A. in accounting from San Jose State University.

We believe that Mr. Koo’s past experience and expertise in the field of finance and taxation qualifies him to serve on our board of directors.

Floyd F. Petersen has served as a member of our board of directors since August 2004. From 1986 to until his retirement in August 2014, Mr. Petersen served as an Assistant Professor of Biostatistics at Loma Linda University Schools of Public Health, Medicine, and Nursing. From 1990 to 2010, Mr. Petersen served as Director of the Loma Linda University Health Research Consulting Group, which consults on health research study design and data analysis. Mr. Petersen was a member of the Loma Linda, California City Council from 1990 to 2010 and served as the Mayor of Loma Linda from 1996 to 2006. Mr. Petersen earned an M.P.H. from Loma Linda University with concentrations in Biostatistics and Health Administration.

We believe that Mr. Petersen’s years of experience in scientific academia and consulting qualifies him to serve on our board of directors.

Director Independence

Our common stock is listed on the Nasdaq Global Select Market. Under the listing standards of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent. While the listing standards of Nasdaq do not require a nomination committee, the functions normally undertaken by a nomination committee must, in most cases, be performed by independent directors. Under the listing standards of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of Nasdaq. In addition, compensation committee members must also satisfy the independence criteria set forth under the listing standards of Nasdaq.

Our board of directors has undertaken a review of the independence of each director nominee and director. Based on information provided by each director nominee and director concerning his or her background, employment and affiliations, our board of directors has determined that Messrs. Koo, Maris, Petersen and Prins, Drs. Lee and Zasloff, and Ms. Deflin do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director nominee and director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director nominee and director, and the transactions involving them described in the section titled “Related Person Transactions.”

Board Leadership Structure

We believe that the current structure of our board of directors and its committees is appropriate and provides for strong overall management of our Company. While the Chairman of our board of directors and our Chief Executive Officer roles are separate, our current Chairman, Mary Ziping Luo, is not independent under the listing standards of Nasdaq as she is an employee of our Company. Our board of directors believes that, given the perspective and experience Dr. Luo brings as one of our founders, Dr. Luo’s service as our Chairman is nonetheless appropriate and is in the best interests of our board of directors, our Company and our stockholders.

Our Chief Executive Officer and President, Jack Yongfeng Zhang, is responsible for setting the strategic direction of our Company, the general management and operation of the business and the guidance and oversight of senior management. In her capacity as Chief Operating Officer and Chief Scientist, Dr. Luo is also responsible for operation of the business and the guidance and oversight of senior management. In her capacity as Chairman of our board of directors, Dr. Luo monitors the content, quality and timeliness of information sent to our board of directors and is available for consultation with our board of directors regarding the oversight of our business affairs.

Family Relationships

Dr. Zhang, our Chief Executive Officer, President, Chief Scientific Officer and a director, and Dr. Luo, our Chief Operating Officer, Chief Scientist and Chairman, are husband and wife. Certain family members of Dr. Zhang and Dr. Luo are employees of the Company as described in the section titled “Related Party Transactions.”

Lead Independent Director

Recognizing the importance of strong independent oversight, effective April 2019, our board of directors appointed Richard Prins to serve as our lead independent director. As lead independent director, Mr. Prins presides over regularly scheduled executive sessions of our independent directors without management participation, serves as a liaison between our Chairman and CEO and the independent directors, disseminates information to the rest of the board of directors in a timely manner, and raises issues with management on behalf of the outside directors when appropriate. In addition, the lead independent director’s responsibilities include the following:

●	Building a productive relationship between the board of directors and the Chairman and CEO; and
●	Performing such other duties as the board of directors may from time to time designate

Board Meetings and Committees

During our fiscal year ended December 31, 2020, our board of directors held eight (8) meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. All nine incumbent directors attended our 2020 annual meeting of stockholders.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Our audit committee currently consists of Mr. Koo, who is the chair of the committee, Dr. Lee and Mr. Maris, each of whom is independent in accordance with the Nasdaq and SEC standards. Mr. Koo is an “audit committee financial expert” as the term is defined under SEC regulations. The audit committee operates under a written charter. The functions of the audit committee include assisting our board of directors in oversight of:

●	our accounting and financial reporting processes and internal controls;
●	the audit and integrity of our financial statements;
●	our compliance with applicable law;
●	the engagement of, qualifications, independence and performance of our independent auditors; and
●	the implementation and performance of our internal audit function.

Both our independent registered accounting firm and internal financial personnel regularly meet with our audit committee and have unrestricted access to the audit committee.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our audit committee is available on the Corporate Governance portion of our website at http://ir.amphastar.com/corporate-governance/highlights. During 2020, our audit committee held five (5) meetings.

Compensation Committee

Our compensation committee currently consists of Mr. Prins, who is the chair of the committee, Dr. Zasloff and Mr. Petersen, each of whom is independent in accordance with the Nasdaq standards. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee operates under a written charter. The functions of the compensation committee include:

●	oversee our compensation policies, plans, benefits programs, and overall compensation philosophy;

●	assisting our board of directors in discharging its responsibilities related to overseeing compensation of our CEO and executive officers and evaluating and recommending the executive compensation plans, policies and programs;
●	administering our incentive compensation plans, equity compensation plans, and such other plans as designated from time to time by our board of directors.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our compensation committee is available on the Corporate Governance portion of our website at http://ir.amphastar.com/corporate-governance/highlights. During 2020, our compensation committee held six (6) meetings.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Dr. Lee, who is the chair of the committee, Mr. Petersen and Dr. Zasloff, each of whom is independent in accordance with the Nasdaq standards. The nomination committee operates under a written charter. The functions of the nomination committee include:

●	reviewing the qualifications of, and recommending to the board of directors, proposed nominees for election to the board of directors and its committees, consistent with criteria approved by the board of directors;
●	developing, evaluating and recommending to the board of directors corporate governance practices applicable to us; and
●	facilitating the annual performance review of the board of directors and its committees.

Our nomination committee operates under a written charter that satisfies the requirements for directors performing nominating functions under the listing standards of Nasdaq. A copy of the charter of our nomination committee is available on the Corporate Governance portion of our website at http://ir.amphastar.com/corporate-governance/highlights. During 2020, our nominating and corporate governance committee held five (5) meetings.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is or has ever been one of our officers or employees. None of our executive officers serves, or in the past has served, as a member of the compensation committee or on the board of directors of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. While our board has not established minimum qualifications for board members, some of the factors that our nominating and corporate governance committee considers in assessing director nominee qualifications include, the existing size and composition of our board of directors, the number and qualification of candidates, the benefit of continuity on the board of directors and the relevance of the candidate’s background and experience to the issues we face. Our nominating and corporate governance committee relies upon various criteria for board membership, which may include, without limitation, that a candidate: be of the highest ethical character; exhibit sound business judgment; preserve the confidentiality of materials given or presented to the board and not use such materials for personal gain; has demonstrated leadership and significant experience in an area of endeavor relevant to our business; comprehend the role of a public company director (particularly the fiduciary obligations to us and our stockholders); understand our business and industry and keep informed on our operations; disclose to other directors any potential conflicts of interest (and if appropriate, refrain from voting on certain matters); dedicate sufficient time to our business, including attendance at meetings of the board of directors or committees on which he or she serves and stockholder meetings (and prepare for such meetings as required and appropriate); be independent of any particular constituency and not engaged in any activity adverse to us or in conflict with our interests (including, without limitation, service on the board or in the management of a competing company) and thus be able to represent all of our stockholders; and demonstrate a willingness toward free and open exchange of ideas and opinions, and exercise balance, fitness, care and due and independent deliberation in the decision-making process. Qualification and backgrounds of the directors as a whole should provide the proper breadth of knowledge, abilities and experience to appropriate composition of the board. Although our nominating and corporate governance committee does not have specific requirements with respect to board diversity, it believes that our board should be a diverse body, considering such factors as gender, race, ethnicity and experience, area of expertise, potential conflicts of interest and other commitments and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board of directors. Re-nomination of existing directors will not be viewed as automatic, but rather will be based on continuing qualification using the criteria set forth above.

Our nominating and corporate governance committee considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders, provided that (i) any recommending stockholder must have continuously held at least $2,000 in market value, or 1%, of the Company's securities entitled to be voted on the proposal at the meeting for at least one year by the date you submit the proposal, and (ii) such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above.

Any nomination should be sent in writing to our Corporate Secretary at Amphastar Pharmaceuticals, Inc., 11570 6th Street, Rancho Cucamonga, California 91730. To be timely for our 2022 annual meeting of stockholders, our Secretary must receive the nomination no earlier than February 7, 2022 and no later than March 9, 2022.

Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors to provide comments, to report concerns, or to ask a question, at the following address:

Amphastar Pharmaceuticals, Inc.
Attention: Corporate Secretary
11570 6th Street
Rancho Cucamonga, California 91730

You may submit your concerns anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.

Communications are distributed to the board of directors, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Amphastar Pharmaceuticals, Inc. board of directors has requested that certain items which are unrelated to the duties and responsibilities of the board of directors should be excluded, such as:

●	Product complaints
●	Product inquiries
●	New product suggestions
●	Resumes and other forms of job inquiries
●	Surveys
●	Business solicitations or advertisements

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

You may also communicate online with our board of directors as a group on our website at http://ir.amphastar.com/corporate-governance/contact-the-board.

Code of Conduct

We have adopted a code of conduct that applies to our officers, directors and employees, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. Our code of conduct is available on our website at http://ir.amphastar.com/corporate-governance/highlights. We intend to disclose any amendments of our code of conduct, or waivers of its requirements for directors or executive officers, on our website.

Annual Board and Committee Self-Assessments

Our board of directors and each committee conduct an annual self-assessment designed to determine whether the board and the committees are functioning effectively and to provide them with an opportunity to improve their effectiveness. The self-assessments enables directors to provide confidential feedback on a variety of topics ranging from Board and committee structure and composition, culture, responsibility and accountability of directors and individual directors. A summary of the results is presented to the board and each committee, which each consider ways in which effectiveness may be enhanced. While the formal board and committee self-evaluation is conducted on an annual basis, the directors share perspectives, feedback and suggestions year-round.

Risk Oversight

Our board of directors has responsibility for the oversight of our risk management processes and, either as a whole or through our committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to mitigate or manage them. The risk oversight process includes receiving reports from committees of our board of directors and members of senior management to enable our board of directors to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic, cybersecurity and reputational risk.

The audit committee oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment and risk management. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the board of directors, corporate disclosure practices and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board or directors is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board of directors as a whole.

Non-Employee Director Compensation

Cash and Equity Compensation

We compensate non-employee members of the board of directors. Directors who are also employees do not receive cash or equity compensation for service on the board of directors in addition to compensation payable for their service as our employees. The non-employee members of our board of directors are reimbursed for travel, lodging and other reasonable expenses incurred in attending board of directors or committee meetings. Our directors receive equity grants annually at the fair market value of our common stock at the time of grant under our Amended and Restated 2015 Equity Incentive Plan (the “2015 Plan”).

The cash and equity components of our compensation policy for non-employee directors are set forth below:

Position	Annual Cash Retainer	Equity Grant
Base Fee	$55,000	$235,000

Lead Independent Director	20,000

Chairperson Fee
Audit Committee	25,000
Compensation Committee	20,000
Nominating and Corporate Governance Committee	12,500

Committee Member Fee
Audit Committee	12,000
Compensation Committee	10,000
Nominating and Corporate Governance Committee	6,000

Under our director compensation program, on the date of each annual meeting of our stockholders each outside director will receive an equity award with a grant date fair value of $235,000 comprised of 50% restricted stock units and 50% stock options which vest on the first anniversary of the date of grant, subject to continued service through the vesting date until the annual meeting the following year.

Compensation for 2020

The following table sets forth summary information concerning the compensation awarded to, paid to, or earned by the non-employee members of our board of directors for the fiscal year ended December 31, 2020:

Director	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Richard Koo	84,396	117,488	117,519	—	319,403
Howard Lee	79,500	117,488	117,519	—	314,507
Floyd F. Petersen	70,750	117,488	117,519	—	305,757
Richard Prins	94,500	117,488	117,519	—	329,507
Michael A. Zasloff	71,657	117,488	117,519	—	306,664
Diane Gerst	27,500	58,734	58,767	—	145,001
David Maris	37,374	117,488	117,519	—	272,381

(1)	This amount reflects the aggregate grant fair value computed in accordance with ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on March 15, 2021.

The following table lists all outstanding equity awards held by our non-employee directors as of December 31, 2020.

Name	Aggregate Number of Stock Options Outstanding as of December 31, 2020		Aggregate Number of Stock Awards Outstanding as of December 31, 2020
Richard Koo	92,716	(1)	8,596	(2)
Howard Lee	92,716	(1)	8,596	(2)
Floyd F. Petersen	92,716	(1)	8,596	(2)
Richard Prins	92,716	(1)	8,596	(2)
Michael A. Zasloff	92,716	(1)	8,596	(2)
Diane Gerst	14,962	(3)	4,297	(4)
David Maris	16,004	(5)	5,851	(6)

(1)	Includes (i) 69,755 shares subject to options which are fully vested and immediately exercisable, (ii) 16,004 shares subject to an option all of which vest on June 8, 2021, and (iii) 6,957 shares subject to an option all of which vest on June 12, 2021.
(2)	The shares are represented by RSUs which includes (i) 5,851 shares which vest on June 8, 2021 and (ii) 2,745 shares which vest on June 12, 2021.
(3)	Includes (i) 3,480 shares subject to options which are fully vested and immediately exercisable, (ii) 8,003 shares subject to an option all of which vest on June 8, 2021, and (iii) 3,479 shares subject to an option all of which vest on June 12, 2021.
(4)	The shares are represented by RSUs which includes (i) 2,925 shares which vest on June 8, 2021 and (ii) 1,372 shares which vest on June 12, 2021.
(5)	Includes 16,004 shares subject to an option all of which vest on June 8, 2021
(6)	The shares are represented by RSUs which includes (i) 5,851 shares which vest on June 8, 2021

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our board of directors is currently composed of nine members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. In the event that Ms. Deflin is elected, our board will expand and be composed of ten members. Our board has already approved an increase in the size of the board by one director. At the Annual Meeting, four Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our Company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Mary Ziping Luo, Howard Lee, Michael Zasloff, and Gayle Deflin as nominees for election as Class II directors at the Annual Meeting. If elected, each of Drs. Luo, Lee, Zasloff and Ms. Deflin will serve as Class II directors until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified and our board will be composed of ten directors. Drs. Luo, Lee and Zasloff each currently serve as a director of our Company. Ms. Deflin was recommended by one of our non-management directors and nominated by our board of directors for election because of her past experience and expertise in the field of pharmaceuticals and retail consumer products, and operational management experience. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Dr. Luo, Dr. Lee, Dr. Zasloff and Ms. Deflin. We expect that Drs. Luo, Lee, Zasloff and Ms. Deflin will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

Each director to be elected by the stockholders of the corporation shall be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present or represented by proxy at the Annual Meeting at which a quorum is present and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP (“EY”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2021. During our fiscal year ended December 31, 2020, EY served as our independent registered public accounting firm.

Notwithstanding the appointment of EY and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of Amphastar Pharmaceuticals, Inc. and its stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2021. Our audit committee is submitting the appointment of EY to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of EY, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our Company by EY for our fiscal years ended December 31, 2019 and 2020.

	2019	2020
	(In Thousands)
Audit Fees (1)	$2,868	$2,938
Audit-Related Fees (2)	—	—
Tax Fees (3)	65	—
All Other Fees (4)	2	5
Total Fees	$2,935	$2,943

(1)	Audit Fees consist of professional services rendered in connection with the integrated audit of our annual consolidated financial statements and of our internal control over financial reporting services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years and timely review of our quarterly consolidated financial statements. This category also includes advice on accounting matters that arose during the audit or the review of consolidated financial statements.
(2)	Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.
(3)	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning.
(4)	All Other Fees consist of fees related to accessing Ernst & Young LLP’s online research database.

Auditor Independence

In our fiscal year ended December 31, 2020, there were no other professional services provided by EY, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of EY.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to EY for our fiscal years ended December 31, 2019 and 2020 were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of EY requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting at which a quorum is present and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay vote is advisory, and therefore is not binding on us, our compensation committee or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the section titled “Executive Compensation” and in particular the information discussed in the section titled “Executive Compensation—Objectives and Philosophy of Our Executive Compensation Program” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion and other related disclosure.”

Vote Required

The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.

As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of Nasdaq and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Corporate Governance portion of our website at http://ir.amphastar.com/corporate-governance/highlights. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to our financial reporting process, our management is responsible for (1) establishing and maintaining internal controls and (2) preparing our consolidated financial statements. Our independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

●	reviewed and discussed the audited financial statements with management and EY;
●	discussed with EY the matters required to be discussed by the applicable requirements of Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees, and the SEC;
●	received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with EY its independence; and
●	discussed with EY critical audit matters included in their audit opinion.

In addition, the audit committee has regularly met separately with management and with EY, and further to the matters specified above, had discussed with EY the overall scope, plans, and estimated costs of its audits. The audit committee met with EY periodically to discuss the results of their examinations, the overall quality of our financial reporting, and their reviews of the quarterly financial statements.

Based on the audit committee’s review and discussions with management and EY, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Richard Koo (Chairman)
Howard Lee
David Maris

This report of the audit committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 13, 2021. Officers are elected by our board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Jack Yongfeng Zhang, Ph.D	74	Chief Executive Officer, President, Chief Scientific Officer and Director
William J. Peters	53	Chief Financial Officer, Senior Vice President, and Treasurer; President of International Medication Systems, Limited
Mary Ziping Luo, Ph.D	71	Chief Operating Officer, Chief Scientist and Chairman of the Board of Directors
Rong Zhou	62	Executive Vice President of Production Center; President of Armstrong Pharmaceuticals, Inc.
Jacob Liawatidewi	47	Executive Vice President of Sales and Marketing and Corporate Administration Center, President of Amphastar France Pharmaceuticals, S.A.S., and Corporate Secretary

For brief biographies of Dr. Luo and Dr. Zhang, please see “Board of Directors and Corporate Governance— Continuing Directors.”

William J. Peters has served as our Chief Financial Officer, Senior Vice President and Treasurer since April 2014 and as President of International Medication Systems, Limited (a wholly-owned subsidiary of Amphastar) since March 2016. Mr. Peters previously served as Executive Vice President and Chief Financial Officer of Hi-Tech Pharmacal Co., Inc., or Hi-Tech, from August 2013 to April 2014 and Vice President and Chief Financial Officer at Hi-Tech from May 2004 to August 2013. From September 2003 to May 2004 he was Vice President of Corporate Development at Hi-Tech. From 2001 to 2003 Mr. Peters was the Director, Financial Evaluations for the Medco Health Solution subsidiary of Merck & Co., Inc., or Merck & Co., and Manager of Corporate Financial Analysis and Pharmaceutical Economics at Merck & Co. from 1998 to 2001. During his seven year career at Merck & Co., he also served as Manager of Treasury Planning and Analysis. He began his career in General Electric’s Financial Management Program at its Aerospace division, where he later held positions in financial analysis and internal auditing. He earned an M.B.A. from The Wharton School of Business, of the University of Pennsylvania and a B.S. in Business Administration from Bucknell University.

Rong Zhou has served in various executive roles since joining us in October 1998, most recently as Executive Vice President of Production Center since June 2015, President of Armstrong Pharmaceuticals, Inc. (a wholly-owned subsidiary of Amphastar) since March 2014 and as our Senior Vice President of Scientific Affairs since August 2012. Mr. Zhou served as Corporate Vice President of Scientific Affairs from October 2001 until his promotion to Senior Vice President. Mr. Zhou received a B.S. in Chemical Engineering from the Fuzhou University and an M.S. from Youngstown State University.

Jacob Liawatidewi has served as Executive Vice President of Sales and Marketing and Executive Vice President of Corporate Administration Center since May 2020, President of Amphastar France Pharmaceuticals, S.A.S. (a wholly-owned subsidiary of Amphastar) since December 2020, and Corporate Secretary since June 2013. Mr. Liawatidewi served as Senior Vice President of Corporate Administration Center and Senior Vice President of Sales and Marketing from March 2014 and December 2013, respectively, until his promotion to Executive Vice President. Mr. Liawatidewi served as Vice President of Sales and Marketing from August 2012 until his promotion to Senior Vice President. From August 2005 to August 2012, Mr. Liawatidewi was our Associate Vice President of Sales and Marketing. From joining us in June 1997 to August 2005, Mr. Liawatidewi held various roles in our business development, sales and marketing department. Mr. Liawatidewi received a B.S. in Biology from California State University of Fresno in 1996 and an M.B.A. from National University in 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information related to our 2020 compensation program and related decisions for our named executive officers. For 2020, our named executive officers were:

●	Jack Yongfeng Zhang, Ph.D, our Chief Executive Officer, President, Chief Scientific Officer and Director;
●	William J. Peters, our Chief Financial Officer, Senior Vice President, and Treasurer;
●	Mary Ziping Luo, Ph.D, our Chief Operating Officer, Chief Scientist and Chairman of the Board of Directors;
●	Jason B. Shandell, J.D., M.B.A., our former President, General Counsel and Director(1);
●	Rong Zhou, our Executive Vice President of Production Center; and
●	Jacob Liawatidewi, our Executive Vice President of Sales and Marketing and Corporate Administration Center

(1)	Mr. Shandell served as our President, General Counsel and Director until April 10, 2020.

Executive Summary

2020 Business Summary

We are a bio-pharmaceutical company that focuses primarily on developing, manufacturing, marketing and selling technically challenging generic and proprietary injectable, inhalation, and intranasal products, as well as insulin active pharmaceutical ingredient, or insulin API, products. We currently manufacture and sell over 20 products. We are currently developing a portfolio of 13 generic abbreviated new drug applications, or ANDAs, three biosimilar product candidates and four proprietary product candidates, which are in various stages of development and targets a variety of indications. Five of the ANDAs and one NDA are currently on file with the FDA. Our primary strategic focus is to develop and commercialize products with high technical barriers to market entry. We are specifically focused on products that:

●	leverage our proprietary research and development capabilities;
●	require raw materials or active pharmaceutical ingredients, or API, for which we believe we have a competitive advantage in sourcing, synthesizing or manufacturing; and/or
●	improve upon an existing drug’s formulation with respect to drug delivery, safety and/or efficacy.

For 2020, we achieved strong sales growth and significantly improved business results on an adjusted non-GAAP earnings basis which provides context for stockholders reviewing our executive compensation disclosures, including:

●	Net Income: Our net income in 2020 was $1.4 million, compared to a net income of $48.9 million in 2019. Our adjusted non-GAAP net income increased to $31.6 million in 2020 from $17.8 million in 2019, a 78% increase. For a reconciliation of the adjusted non-GAAP to net income for 2020 and 2019, see Annex A.
●	Sales: Our sales in 2020 were $349.8 million, which represented an increase of 8.5% from 2019.

Sales and net income were elements of our short-term incentive compensation plan for 2020. Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of

Operations” in our Annual Report on Form 10-K filed with the SEC on March 15, 2021, for a more detailed discussion of our 2020 financial results.

Objectives and Philosophy of Our Executive Compensation Program

The objectives of our executive compensation program are to encourage high performance, promote accountability, align employee interests with the interests of the Company’s stockholders, and attract, develop, and retain talented leadership to serve the long-term best interest of the Company.

The following table identifies the components of our executive compensation program and the reasons for each:

Element	Reasons for Providing Element
Base Salary	Provides compensation for our named executive officers’ services based on their knowledge, skills, experience, duties, and responsibilities
Short-Term Incentive Compensation	Incentivizes and rewards the achievement of our annual financial and operational objectives and progress towards our long-term strategic goals
Long-Term Incentive Compensation	Aligns the interests of our named executive officers and stockholders and incentivizes and rewards long-term performance of the Company
Employee Benefits	Provide for our named executive officers’ health and well-being
Change-in-Control and Severance Benefits	Minimize any distractions to our named executive officers concerning termination of employment and/or a change in control and allow them to focus on their duties and responsibilities

Compensation-Setting Process

Role of Compensation Committee and Chief Executive Officer

The compensation committee discharges the responsibilities of the board of directors relating to compensation of the Company’s executives, including by designing (in consultation with management or the board), recommending to the board for approval, and evaluating the compensation plans, policies and programs of the Company.

The compensation committee is responsible for overseeing the design of compensation programs that achieve the compensation objectives and philosophy described above. In each year, the compensation committee (i) reviews our compensation philosophy and (ii) reviews and approves the compensation of our officers. The compensation committee also reviews and approves employment agreements and severance arrangements for our executive officers. The compensation committee also periodically reviews and oversees the administration of executive compensation and equity plans of the Company and makes recommendations to the board of directors as to administration and amendments to such plans. The compensation committee also establishes and periodically reviews policies concerning change of control payments and perquisites.

As part of the compensation committee’s annual review and approval of executive compensation, Dr. Zhang makes recommendations to the compensation committee regarding compensation for all executive officers based on individual and Company performance and prevailing market conditions. Based on its review of Dr. Zhang’s recommendations and the input and data provided by the compensation committee’s independent compensation consultant, the compensation committee approves each component of each executive officer’s compensation. No executive officer participates in portions of any meetings during which decision are made regarding his or her own compensation.

Role of Compensation Consultant

The compensation committee has the authority to retain any compensation and benefits consultants that the Committee believes to be necessary or appropriate. For 2020, the compensation committee retained Willis Towers Watson (“WTW”) to provide it with information, recommendations, and other advice relating to the compensation of our executive officers. WTW reports directly to the compensation committee. The compensation committee annually reviews the independence of its compensation consultant based on consideration of the factors specified in the SEC rules and Nasdaq listing standards, and during 2020, the compensation committee determined that its engagement of WTW did not present any conflicts of interest.

Peer Group Compensation Data

In making compensation decisions for our executive officers, the compensation committee reviews and analyzes competitive market practices using data drawn from a group of peer companies.

For the compensation decisions made by the compensation committee in 2020, our compensation peer group was made up of publicly-traded companies in the biotechnology and/or pharmaceuticals industries with annual revenue between $100 million and $1.0 billion, earnings before interest, taxes, depreciation, and amortization between -$850 million and $175 million, operating income between -$860 million and $150 million, net income between -$820 million and $430 million, a one-year total stockholder return between -79% and 66%, a three-year total stockholder return between -36% to 55%, a five-year total stockholder return between -31% and 24%, and market capitalization between $61 million and $20.6 billion. The compensation committee uses a threshold sales range of 50% of Amphastar’s sales to 250% of Amphastar’s sales as the main criteria for adding companies to the peer group. To minimize disruption of the peer group, companies which are no longer in that range are only replaced when they have been outside that range for more than one year and there is a more appropriate replacement.

Based on these criteria, the peer group for the compensation decisions made by the compensation committee in 2020 consisted of the following 17 companies:

Acorda Therapeutics, Inc.	Collegium Pharmaceuticals, Inc.	Nektar Therapeutics
Akorn, Inc.	Eagle Pharmaceuticals, Inc.	Pacira Pharmaceuticals, Inc.
Alnylam Pharmaceuticals, Inc.	Emergent BioSolutions Inc.	Seattle Genetics, Inc.
AMAG Pharmaceuticals, Inc.	FibroGen Inc.	Spectrum Pharmaceuticals, Inc.
ANI Pharmaceuticals, Inc.	Ionis Pharmaceuticals, Inc.	Supernus Pharmaceuticals, Inc.
Assertio Therapeutics, Inc.	Lannett Company, Inc.

This peer group reflects the following changes to the peer group for the compensation decisions made by the compensation committee in 2020: (a) the removal of the following companies: (i) INSYS Therapeutics (which filed bankruptcy), (ii) Myriad Genetics (which has higher revenue and a poor business match), (iii) MannKind Corporation (which had low sales and many one-time events), and (iv) The Medicines Company (which had no revenues due to generic competition), and (b) the addition of Supernus Pharmaceuticals, Inc., AMAG Pharmaceuticals, Inc., FibroGen Inc., Collegium Pharmaceuticals, Inc., ANI Pharmaceuticals, Inc., and Alnylam Pharmaceuticals, Inc.

In March 2020, Dr. Zhang presented to the compensation committee a proposal with respect to the compensation of our executive officers for 2020.

Dr. Zhang’s proposal considered market compensation data in a survey provided by WTW. Based on how the Company compared to the companies in its peer group with respect to (i) revenue, (ii) earnings before interest, taxes, depreciation, and amortization, (iii) operating income, (iv) net income and, (v) total shareholder return for the previous one, three, and five years, (vi) market capitalization, (vii) number of employees; (viii) whether the company manufactures a majority of its products sold; and (ix) the number of units manufactured and sold by the company, the proposal initially considered the compensation provided to similarly situated executives of our peer group companies at the 50th percentile, but was modified based on the following factors: certain members of the peer group differed from the Company in that (i) many peer group members had no products or had most of their products manufactured by other companies and/or (ii) many peer group members are not manufacturers. In particular, only one peer group member manufactured more units than the Company, which manufactured all of its units. This contrasts with the Company’s position as a fully integrated specialty pharmaceutical company that is engaged in research and development, animal study, clinical research, manufacturing, marketing, distribution, active pharmaceutical ingredient production, component production, complex combination drug product manufacturing.

Accordingly, in the cases of Dr. Zhang, Mr. Peters, Dr. Luo, and Mr. Shandell, the proposal adjusted the compensation data for these named executive officers by multiplying the relevant amounts by the following factors, in order to account for these named executive officers’ expertise and responsibilities with respect to manufacturing, operations, quality, and clinical research: (i) 125% for Dr. Zhang, (ii) 105% for Mr. Peters, (iii) 125% for Dr. Luo, and (iv) 105% for Mr. Shandell.

In the case of Mr. Zhou and Mr. Liawatidewi, because many of our peer group members were not manufacturers and the job titles of the top five most highly compensated employees at many of our peer companies did not match to their titles, only three members of the peer group had similarly situated executives. As a result, Dr. Zhang’s proposal adjusted the compensation data for Mr. Zhou and Mr. Liawatidewi by averaging (i) the median base salaries for similarly situated executives at these three peer group companies with (ii) the average base salary of similarly situated executives from companies in various industries (based on market data provided by WTW).

In the discussion below, references to “adjusted market data” refer to the relevant compensation data from the WTW survey, as adjusted in Dr. Zhang’s proposal in the manner described above.

Components of Our Executive Compensation Program

The following sections provide a description of each component of our 2020 executive compensation program, discuss the rationale for each such component, and explain how the compensation committee determined the amounts of compensation and awards.

Base Salary

Dr. Zhang’s proposal recommended a modest increase to the base salary of each of our named executive officers (retroactively effective to the beginning of 2020), which ranged from 3.5% to 5.4% of the named executive officer’s base salary for 2019, as indicated below. These recommended base salaries ranged from -9.4% to 14.1% of the relevant base salary under the adjusted market data, as indicated below.

Named Executive Officer	2020 Base Salary	Difference from 2019 Base Salary	Difference from Adjusted Market Data
Dr. Zhang	$898,000	0.0%	(9.4)%
Mr. Peters	$547,489	3.6%	9.4%
Dr. Luo	$732,000	0.0%	13.1%
Mr. Shandell (1)	$640,000	3.6%	14.1%
Mr. Zhou	$426,409	5.4%	0.0%
Mr. Liawatidewi	$405,463	5.2%	6.0%

(1)	Mr. Shandell served as our President, General Counsel and Director until April 10, 2020

In March 2020, the compensation committee reviewed Dr. Zhang’s proposal, and upon consideration of the proposed terms of our executive officers’ 2020 compensation, the adjusted market data, and management’s performance in 2019, the compensation committee approved the base salaries for our named executive officers as recommended in Dr. Zhang’s proposal.

Short-Term Incentive Compensation

Dr. Zhang proposed a short-term incentive compensation program consisting of the following three components: (i) a general annual bonus opportunity, (ii) a discretionary bonus opportunity, and (iii) a performance-based bonus (“PBB”) opportunity, with the target PBB opportunities effective from March 2020 through March 2021.

In recommending the amount of our named executive officers’ short-term incentive compensation opportunities, Dr. Zhang’s proposal noted that in 2019, 72% of the target PBBs and 49% of the stretch PBBs were achieved. Dr. Zhang proposed a 2020 short-term incentive compensation opportunity for each named executive officer that would result in bonus opportunities for achieving various target levels of five performance metrics related to sales, net income, filing ANDAs or NDAs, approval of ANDAs or NDA and implementing new computer systems. Bonuses would be paid only if minimum thresholds were met. Bonuses would increase in size if performance hit target, stretch and super-stretch levels as out-line in the table below. In March 2020, the compensation committee reviewed Dr. Zhang’s proposal, and upon consideration of the proposed terms of our executive officers’ 2020 compensation, the adjusted market data, and management’s performance in 2019, the compensation committee approved the short-term incentive compensation opportunities for our named executive officers as recommended in Dr. Zhang’s proposal.

General Annual Bonuses

For each of our named executive officers, Dr. Zhang proposed a 2020 general annual bonus opportunity based on progress towards our strategic goals and individual goals for the named executive officer. The maximum amount of the 2020 general annual bonus that each named executive officer could receive and the actual amount of the general annual bonus paid to each named executive officer are listed in the table below. General annual bonuses are paid based on Dr. Zhang’s evaluation of progress that we had made on strategic goals and that the individual has made on personal goals.

Named Executive Officer	Maximum General Annual Bonus	Actual General Annual Bonus
Dr. Zhang	$414,000	$394,000
Mr. Peters	$169,000	$169,000
Dr. Luo	$225,000	$214,000
Mr. Shandell (1)	$197,000	—
Mr. Zhou	$107,000	$107,000
Mr. Liawatidewi	$102,000	$102,000

(1)	Mr. Shandell served as our President, General Counsel and Director until April 10, 2020

Discretionary Bonuses

Dr. Zhang also proposed, and the compensation committee approved a pool of up to $500,000 for discretionary bonuses which could be awarded to our executive officers for special achievements not anticipated at the time the target and stretch PBB opportunities were set.

Based on Dr. Zhang’s recommendations, the compensation committee approved the following discretionary bonuses to the following named executive officers for 2020: (i) $15,000 to Dr. Luo, $40,000 to Mr. Peters for their support in the preparation of SOX 404, (ii) $15,000 to Mr. Shandell and $20,000 to Mr. Zhou for the completion and FDA approval of the new manufacturing line at our International Medication Systems, Limited facility, (iii) $1,000 to Dr. Luo and $1,000 to Mr. Zhou for efforts on our pipeline development, and (iv) $102,462 for Mr. Liawatidewi, $88,231 to Mr. Peters, and $69,269 to Mr. Zhou on their efforts and achievements during the COVID-19 pandemic, implementation of new software programs, successfully launching epinephrine multi-dose vials and exceeding Primatene Mist® sales goals.

Performance-Based Bonuses

For our named executive officers’ 2020 target PBB, stretch PBB, and super stretch PBB opportunities, Dr. Zhang proposed, and the compensation committee approved, performance criteria relating to our general corporate performance, the development and growth of our product pipeline, financial reporting, and certain operational objectives, as the achievement of these goals would significantly contribute towards accomplishment of our financial and operational objectives for 2020 and our long-term strategic goals.

For each named executive officer’s minimum PBB, target PBB, stretch PBB, and super stretch PBB opportunities, the specific performance criteria and the amount payable upon the achievement of such criteria are listed below on the following tables.

PBBs Performance Criteria
Performance Criteria	Minimum	Target	Stretch	Super Stretch
Annual sales meet the annual budget	1.0% - 5.9%	6.0% - 6.9%	7.0% - 10.0%	> 10%
Positive net income	$0 million	$2 million	$5 – $10 million	> $10 million
Filing of a qualifying ANDA or NDA	1	2	3	> 3
Approval of first abbreviated new drug application (“ANDA”) or new drug application (“NDA”)	1	2	3	> 3
New accounting and HR software implementation	Accounting by year-end	Accounting and HR by year-end	Accounting by the end of Q3 2020 and HR by year-end	Accounting and HR by the end of Q3 2020

Annual sales meet the annual budget
	Dr. Zhang	Mr. Peters	Dr. Luo	Mr. Shandell	Mr. Zhou	Mr. Liawatidewi
Minimum PBB	$101,000	$35,000	$41,000	$41,000	$20,000	$23,000
Target PBB	$126,000	$44,000	$51,000	$51,000	$26,000	$28,000
Stretch PBB	$157,000	$55,000	$64,000	$64,000	$32,000	$36,000
Super Stretch PBB	$189,000	$66,000	$77,000	$77,000	$38,000	$43,000

Positive net income
	Dr. Zhang	Mr. Peters	Dr. Luo	Mr. Shandell	Mr. Zhou	Mr. Liawatidewi
Minimum PBB	$101,000	$35,000	$41,000	$41,000	$20,000	$23,000
Target PBB	$126,000	$44,000	$51,000	$51,000	$26,000	$28,000
Stretch PBB	$157,000	$55,000	$64,000	$64,000	$32,000	$36,000
Super Stretch PBB	$189,000	$66,000	$77,000	$77,000	$38,000	$43,000

Filing of a qualifying ANDA or NDA (1)
	Dr. Zhang	Mr. Peters	Dr. Luo	Mr. Shandell	Mr. Zhou	Mr. Liawatidewi
Minimum PBB	$108,000	$18,000	$53,000	$31,000	$24,000	$13,000
Target PBB	$135,000	$22,000	$66,000	$38,000	$30,000	$16,000
Stretch PBB	$168,000	$27,000	$82,000	$48,000	$37,000	$20,000
Super Stretch PBB	$202,000	$33,000	$99,000	$58,000	$45,000	$24,000

(1)	A “qualifying ANDA or NDA” means any ANDA or NDA (i) for which the U.S. sales is more than $20 million and is not on the U.S. market for the Company and (ii) is filed and accepted by the U.S. FDA.

Approval of first abbreviated new drug application (“ANDA”) or new drug application (“NDA”) (2)
	Dr. Zhang	Mr. Peters	Dr. Luo	Mr. Shandell	Mr. Zhou	Mr. Liawatidewi
Minimum PBB	$115,000	$18,000	$53,000	$26,000	$24,000	$13,000
Target PBB	$144,000	$22,000	$66,000	$32,000	$30,000	$16,000
Stretch PBB	$179,680	$26,920	$81,880	$40,000	$36,890	$20,240
Super Stretch PBB	$216,000	$33,000	$99,000	$48,000	$45,000	$24,000

(2)	Includes ANDAs or NDAs that were not being marketed.

New accounting and HR software implementation
	Dr. Zhang	Mr. Peters	Dr. Luo	Mr. Shandell	Mr. Zhou	Mr. Liawatidewi
Minimum PBB	$72,000	$35,000	—	$26,000	—	$6,000
Target PBB	$90,000	$44,000	—	$32,000	—	$8,000
Stretch PBB	$111,840	$55,072	—	$40,000	—	$10,496
Super Stretch PBB	$135,000	$66,000	—	$48,000	—	$12,000

Based on the achievement of these performance criteria, our named executive officers received the following PBBs for 2020.

PBBs achieved in 2020
Performance Criteria	Dr. Zhang	Mr. Peters	Dr. Luo	Mr. Shandell(3)	Mr. Zhou	Mr. Liawatidewi
Annual sales meet the annual budget(2)	$157,000	$55,000	$64,000	—	$32,000	$36,000
Positive net income (1)	$101,000	$35,000	$41,000	—	$20,000	$23,000
Filing of a qualifying ANDA or NDA (1)	$108,000	$18,000	$53,000	—	$24,000	$13,000
Approval of first abbreviated new drug application (“ANDA”) or new drug application (“NDA”) (2)	$179,680	$26,920	$81,880	—	$36,890	$20,240
New accounting and HR software implementation (2)	$111,840	$55,072	—	—	—	$10,496
Total	$657,520	$189,992	$239,880	—	$112,890	$102,736

(1)	Meet Minimum PBB
(2)	Meet Stretch PBB
(3)	Mr. Shandell served as our President, General Counsel and Director until April 10, 2020

Long-Term Incentive Compensation

Under his proposal, Dr. Zhang recommended that our named executive officers be granted an equal mix of stock options, which incentivize our named executive officers to create additional stockholder value since the stock options deliver value to them only if our stock price increases after the options are granted, and restricted stock units (“RSUs”), which help us retain our named executive officers by providing them with the certainty of receiving some value from their equity awards since the RSUs will never be out of the money. For the equity awards granted to Dr. Zhang and Dr. Luo, each equity award would vest annually in equal installments over a 3-year period, and each option would have an 8-year term and an exercise price per share equal to 100% of the fair market value of the Company’s common stock as of the date of the grant. For the equity awards granted to our other named executive officers, each equity award would vest annually in equal installments over a 4-year period, and each option would have a 10-year term and an exercise price per share equal to 100% of the fair market value of the Company’s common stock as of the date of the grant. The terms for the equity awards for Dr. Zhang and Dr. Luo differed from those for the other named executive officers to account for Dr. Zhang’s and Dr. Luo’s significant existing ownership interest in the Company.

Dr. Zhang’s proposal recommended the following intended values for the equity awards:

Named Executive Officer	Intended Value of Options	Intended Value of Restricted Stock Units
Dr. Zhang	$1,990,000	$1,990,000
Mr. Peters	$525,000	$525,000
Dr. Luo	$890,000	$890,000
Mr. Shandell	$840,000	$840,000
Mr. Zhou	$344,000	$344,000
Mr. Liawatidewi	$302,500	$302,500

In March 2020, the compensation committee reviewed Dr. Zhang’s proposal, and upon consideration of the proposed terms of our executive officers’ 2020 compensation, the adjusted market data, and management’s performance in 2019, the compensation committee recommended to our board of directors that our named executive officers the equity awards be granted the equity awards described in Dr. Zhang’s proposal.

Accordingly, our board of directors approved the grant of the following equity awards in March 2020.

Named Executive Officer	Number of Shares Subject to Options	Number of Restricted Stock Units
Dr. Zhang	405,003	152,724
Mr. Peters	94,350	40,291
Dr. Luo	181,134	68,303
Mr. Shandell	150,958	64,466
Mr. Zhou	61,822	26,400
Mr. Liawatidewi	43,850	18,726

In determining the number of shares covered by these equity awards, the intended value of each equity award was translated into a number of shares by: (i) with respect to restricted stock units, dividing the dollar amount by the closing price of our common stock the date of grant; and (ii) with respect to stock options, dividing the dollar amount by the Black-Scholes value of the option.

Other Compensation

In March 2020, Dr. Zhang recommended, and the compensation committee approved reimbursement of automobile related expenses, life and disability insurance, tax preparation expenses, health insurance, dental insurance, and medical expenses of up to the following amounts: (i) $60,000 for Dr. Zhang; (ii) $45,000 for Mr. Peters; (iii) $45,000 for Dr. Luo; (iv) $45,000 for Mr. Shandell; (v) $30,000 for Mr. Zhou, and (vi) $30,000 for Mr. Liawatidewi.

Employee Benefits

Our named executive officers are only eligible to receive the same benefits as our other employees, which include medical, and dental insurance, a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code, and other plans and programs, including the 2014 Employee Stock Purchase Plan, made available to other eligible employees. We provide a matching contribution under the Section 401(k) plan that is applicable to all eligible participants, including our named executive officers.

Change-of-Control and Severance Benefits

We have entered into employment or severance agreements with Dr. Zhang, Dr. Luo, Mr. Shandell and Mr. Peters that provide for severance benefits upon certain terminations of their employment, but have not entered into such agreements with Mr. Zhou or Mr. Liawatidewi. We believe that these severance benefits provide retention value by encouraging these named executive officers to continue service with us and increase stockholder value by reducing any potential distractions caused by the possibility of an involuntary termination of employment (including in connection with a change in control), allowing the named executive officers to focus on their duties and responsibilities. A summary of the material terms and conditions of these employment agreements is provided below in the section of this proxy statement titled “Potential Payments upon Termination or Change of Control.”

In connection with Mr. Shandell’s resignation on April 10, 2020, we entered into a separation agreement, pursuant to which we provided the payments and benefits described below in the section of this proxy statement titled “Potential Payments upon Termination or Change of Control.”

Stock Trading Practices; Hedging Policy

We have an Insider Trading Policy, which, among other things, prohibits our named executive officers, directors and employees from short sales, engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities.

Other Compensation Policies

We have adopted a code of business conduct and ethics that applies to our officers, directors and employees, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. Our code of business conduct and ethics is available on our website at http://ir.amphastar.com/corporate-governance/highlights. We intend to disclose any amendments of our code of business conduct and ethics, or waivers of its requirements for directors or executive officers, on our website.

Stock Ownership Guidelines

In 2020, we adopted Stock Ownership Guidelines introducing requirements relating to the ownership of the Company’s common stock by executive officers and non-employee directors. The stock ownership requirements provide that the Company’s Chief Executive Officer will be required to hold shares valued at three times his or her annual base salary, other executive officers will be required to hold shares valued at one times their annual base salary, and non-employee directors are expected to hold shares valued at three times their annual base cash retainer for board service. The applicable levels of ownership are required to be achieved by current executive officers, and expected to be achieved by non-employee directors, within five years of the date of the Guideline’s adoption.

Clawback Policy

In 2020, we adopted a Clawback Policy that allows the Company to recover erroneously awarded cash-based incentive compensation from an executive officer in the case a restatement of the Company’s financial statements that was determined by the Compensation Committee of the board to be caused by gross negligence, intentional misconduct or fraud of such executive officer.

Minimum Vesting

In 2020, we amended and restated our 2015 Equity Incentive Plan to provide that at least 95% of the shares awarded under the Plan will be subject to a minimum vesting requirement of at least one year.

Accounting Treatment of Compensation

We account for the equity compensation awarded to our executive officers and other employees under ASC 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Risk Considerations

The compensation committee (i) reviews the risks associated with our compensation programs to determine whether they encourage excessive risk-taking, (ii) discusses, at least annually, the relationship between risk management policies and practices and compensation, and (iii) evaluates compensation policies and practices that could mitigate any such risk. We do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

The compensation committee has reviewed and discussed the section titled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Richard Prins (Chairman)

Floyd F. Petersen

Michael A. Zasloff

Fiscal 2020 Summary Compensation Table

The following table sets forth total compensation paid to our named executive officers for the fiscal years 2020, 2019, and 2018.

Name and Principal Position	Year	Salary($)		Bonus($)	Non-Equity Incentive Plan Compensation($)	Stock Awards ($)(1)		Option Awards ($)(1)		All Other Compensation ($)		Total($)
Jack Yongfeng Zhang	2020	898,000		394,000	657,520	1,989,994		1,990,009		33,426	(2)	5,962,949
Chief Executive Officer,	2019	897,585		393,739	680,900	1,990,018		1,989,985		17,515		5,969,742
President, Chief Scientific Officer	2018	1,091,539	(3)	338,462	549,869	1,939,994		1,940,009		14,834		5,874,707
and Director
William J. Peters	2020	547,489		297,231	189,992	524,992		525,014		53,967	(4)	2,138,685
Chief Financial Officer, Senior Vice President of	2019	528,539		113,939	223,900	525,020		524,989		40,633		1,957,020
Finance, Treasurer, and President of International Medication Systems, Limited
Mary Ziping Luo	2020	732,002		230,000	239,880	889,988		890,014		24,910	(5)	3,006,794
Chief Operating Officer, Chief	2019	731,679		255,232	288,600	840,017		839,990		20,582		2,976,100
Scientist and Chairman	2018	907,857	(6)	207,116	255,312	824,986		825,021		13,241		3,033,533
Jason B. Shandell (7)	2020	229,094	(8)	15,000	—	2,441,097	(9)	1,557,068	(10)	2,543,898	(11)	6,786,157
Former President, General	2019	869,996	(9)	191,632	237,300	790,027		789,982		45,204		2,924,141
Counsel and Director	2018	593,616		171,347	199,623	789,997		790,009		39,795		2,584,387
Rong Zhou	2020	426,409		197,269	112,890	343,992		344,011		32,097	(12)	1,456,668
Executive Vice President of Production and President of Armstrong Pharmaceuticals, Inc.	2019	404,539		151,251	135,900	205,015		204,991		32,772		1,134,468

Jacob Liawatidewi	2020	405,463		204,462	102,736	302,491		302,517		36,909	(13)	1,354,578
Executive Vice President of Sales and Marketing, Executive Vice President of Corporate Administration Center and
President of Amphastar France Pharmaceuticals, S.A.S.

(1)	This amount reflects the aggregate grant fair value computed in accordance with ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on March 15, 2021.
(2)	The amount is comprised of an $8,550 Company contribution made under our 401(k) plan, an $18,429 vehicle allowance, a $4,944 group life insurance benefit in excess of the standard threshold granted to all other employees; and a $1,503 for additional medical expenses.
(3)	The amount includes $211,539 in accrued paid vacation, which was elected to be taken in the form of cash.
(4)	The amount is comprised of an $8,550 Company contribution made under our 401(k) plan; employee health and dental insurance premiums of $10,403; $14,338 life and disability insurance premium payments; $19,434 for vehicle allowance; and a $1,242 group life insurance benefit in excess of the standard threshold to all other employees.
(5)	The amount is comprised of an $8,550 Company contribution made under our 401(k) plan, a $11,416 vehicle allowance; and a $4,944 group life insurance benefit in excess of the standard threshold granted to all other employees.
(6)	The amount includes $189,856 in accrued paid vacation, which was elected to be taken in the form of cash.
(7)	Mr. Shandell served as our President, General Counsel and Director until April 10, 2020.
(8)	The amount includes $32,763 in accrued paid vacation, which was elected to be taken in the form of cash.
(9)	The amount includes a $1,601,105 share-based award modification expense in connection to his separation agreement for the immediate vesting of 80% of his unvested RSUs awards, which was calculated in accordance with ASC Topic 718
(10)	The amount includes a $717,057 share-based award modification expense in connection to his separation agreement for immediate vesting of 80% of his unvested stock options awards and to extend the expiration date of certain vested stock option awards, which was calculated in accordance with ASC Topic 718
(11)	The amount is comprised of a $2,425,376 salary and bonus severance, as well as $89,797 for continued payments of his insurance premiums for a period of 36 months, all relating to his separation agreement, a $8,550 Company contribution made under our 401(k) plan; a $7,880 vehicle allowance; $8,024 life insurance premium payments; employee health and dental insurance premiums of $3,533; $468 for tax related expenses; and a $270 group life insurance benefit in excess of the standard threshold to all other employees.
(12)	The amount includes $252,549 in accrued paid vacation, which was elected to be taken in the form of cash.

(13)	The amount is comprised of a $7,800 Company contribution made under our 401(k) plan; employee health and dental insurance premiums of $6,020; additional medical expenses of $958; $13,620 for vehicle allowance; $135 for tax preparation fees; and a $3,564 group life insurance benefit in excess of the standard threshold to all other employees.
(14)	The amount is comprised of an $8,550 Company contribution made under our 401(k) plan; employee health and dental insurance premiums of $4,546; additional medical expenses of $1,596; $4,230 for additional life insurance; $16,902 for vehicle allowance; $275 for tax preparation fees; and an $810 group life insurance benefit in excess of the standard threshold to all of our employees.

Outstanding Equity Awards at 2020 Year-End

The following table sets forth summary information regarding the outstanding equity awards for each of the named executive officers as of December 31, 2020:

		Option Awards(1)					Stock Awards
									Market
							Number of		Value of
		Number of		Number of			Shares or		Shares or
		Securities		Securities			Units of		Units of
		Underlying		Underlying			Stock		Stock That
		Unexercised		Unexercised	Option	Option	That		Have Not
	Grant	Options (#)		Options (#)	Exercise	Expiration	Have Not		Vested
Name	Date	Exercisable		Unexercisable	Price ($) (2)	Date	Vested (#)		($) (3)
Jack Y. Zhang	3/17/16	722,046	(4)	—	12.46	3/17/24	—		—
	3/16/17	490,477	(4)	—	14.69	3/16/25	—		—
	3/15/18	182,462	(5)	91,230	21.77	3/15/26	—		—
	3/15/18	—		—	—	—	32,676	(6)	657,114
	3/15/19	87,394	(5)	174,788	22.25	3/15/27	—		—
	3/15/19	—		—	—	—	65,578	(7)	1,318,774
	3/16/20	—	(5)	405,003	13.03	3/16/28	—		—
	3/16/20	—		—	—	—	152,724	(8)	3,071,280
William J. Peters	4/21/14	118,553	(4)	—	14.40	4/21/24	—		—
	3/26/15	58,074	(4)	—	14.95	3/26/25	—		—
	3/17/16	39,800	(4)	—	11.33	3/17/26	—		—
	3/16/17	51,532	(9)	21,016	13.35	3/16/27	—		—
	3/16/17	—		—	—	—	8,426	(10)	169,447
	3/15/18	25,961	(9)	25,960	19.79	3/15/28	—		—
	3/15/18	—		—	—	—	11,179	(11)	224,810
	3/15/19	14,432	(9)	43,293	20.23	3/15/29	—		—
	3/15/19	—		—	—	—	19,463	(12)	391,401
	3/16/20	—	(9)	94,350	13.03	3/16/30	—		—
	3/16/20	—		—	—	—	40,291	(13)	810,252
Mary Z. Luo	3/17/16	310,930	(4)	—	12.46	3/17/24	—		—
	3/16/17	211,213	(4)	—	14.69	3/16/25	—		—
	3/15/18	77,595	(5)	38,797	21.77	3/15/26	—		—
	3/15/18	—		—	—	—	13,895	(6)	279,428
	3/15/19	36,891	(5)	73,780	22.25	3/15/27	—		—
	3/15/19	—		—	—	—	27,681	(7)	556,665
	3/16/20	—	(5)	181,134	13.03	3/16/28	—		—
	3/16/20	—		—	—	—	68,303	(8)	1,373,573
Jason B. Shandell (14)	—	—		—	—	—	—		—
Rong Zhou	12/22/11	20,000	(4)	—	14.23	12/22/21	—		—
	11/7/12	25,000	(4)	—	10.48	11/7/22	—		—
	7/30/13	28,000	(4)	—	10.93	7/30/23	—		—
	4/14/14	32,891	(4)	—	14.40	4/14/24	—		—
	3/26/15	18,524	(4)	—	14.95	3/26/25	—		—
	6/15/15	4,685	(4)	—	16.19	6/15/25	—		—
	3/17/16	34,438	(4)	—	11.33	3/17/26	—		—
	3/16/17	22,068	(9)	7,356	13.35	3/16/27	—		—
	3/16/17	—		—	—	—	2,910	(10)	59,304
	3/15/18	10,414	(9)	10,413	19.79	3/15/28	—		—
	3/15/18	—		—	—	—	4,484	(11)	90,173
	3/15/19	5,636	(9)	16,905	20.23	3/15/29	—		—
	3/15/19	—		—	—	—	7,599	(12)	152,816
	3/16/20	—	(9)	61,822	13.03	3/16/30	—		—
	3/16/20	—		—	—	—	26,400	(13)	530,904
Jacob Liawatidewi	3/26/15	8,932	(4)	—	14.95	3/26/25	—		—
	3/17/16	19,637	(4)	—	11.33	3/17/26	—		—
	3/16/17	17,514	(9)	5,838	13.35	3/16/27	—		—
	3/16/17	—		—	—	—	2,340	(10)	47,057
	3/15/18	9,446	(9)	9,446	19.79	3/15/28	—		—
	3/15/18	—		—	—	—	4,067	(11)	81,787
	6/14/18	1,660	(9)	1,659	16.96	6/14/28	—		—
	6/14/18	—		—	—	—	737	(11)	14,821
	3/15/19	5,498	(9)	16,493	20.23	3/15/29	—		—
	3/15/19	—		—	—	—	7,414	(12)	149,096
	3/16/20	—	(9)	43,850	13.03	3/16/30	—		—
	3/16/20	—		—	—	—	18,726	(13)	376,580
	6/4/20	—	(9)	7,091	19.19	6/4/30	—		—
	6/4/20	—		—	—	—	3,048	(13)	61,295

(1)	Information for this table is depicted on an award-by-award basis unless the exercise price and expiration date are identical.
(2)	This column represents the fair value of a share of our common stock on the date of grant, as determined by our board of directors.
(3)	This column represents the market value of the shares of our common stock underlying the RSUs as of December 31, 2020, based on the closing price of our common stock, as reported on the Nasdaq Global Select Market, of $20.11 per share on December 31, 2020.
(4)	Shares subject to the option are fully vested and immediately exercisable.

(5)	Shares subject to the option vest in three equal annual installments beginning on the first anniversary of the grant date, subject to continued service.
(6)	The RSUs set forth above, which represent the remaining portion of the applicable RSU award, vest on March 15, 2021, subject to continued service.
(7)	The RSUs set forth above, which represent the remaining portion of the applicable RSU award, vest in two equal annual installments beginning on March 15, 2021, subject to continued service.
(8)	The RSUs set forth above vest in three equal annual installments beginning on March 16, 2021, subject to continued service.
(9)	Shares subject to the option vest in four equal annual installments beginning on the first anniversary of the grant date, subject to continued service.
(10)	The RSUs set forth above, which represent the remaining portion of the applicable RSU award, vest on March 16, 2021, subject to continued service.
(11)	The RSUs set forth above, which represent the remaining portion of the applicable RSU award, vest in two equal annual installments beginning on March 15, 2021, subject to continued service.
(12)	The RSUs set forth above, which represent the remaining portion of the applicable RSU award, vest in three equal annual installments beginning on March 15, 2021, subject to continued service.
(13)	The RSUs set forth above vest in four equal annual installments beginning on March 16, 2021, subject to continued service.
(14)	Mr. Shandell served as our President, General Counsel and Director until April 10, 2020.

2020 Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards for each of the named executive officers for the fiscal year ended December 31, 2020:

		Estimated Future Payouts under Non-Equity Incentive Plan(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Securities Underlying Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards($)(3)
Jack Y. Zhang		497,000	621,000	931,000
	3/16/2020				152,724	—	—	1,989,994
	3/16/2020				—	405,003	13.03	1,990,009
William J. Peters		141,000	176,000	264,000
	3/16/2020				40,291	—	—	524,992
	3/16/2020				—	94,350	13.03	525,014
Mary Z. Luo		188,000	234,000	352,000
	3/16/2020				68,303	—	—	889,988
	3/16/2020				—	181,134	13.03	890,014
Jason B. Shandell (4)		165,000	204,000	308,000
	3/16/2020				64,466	—	—	839,992
	3/16/2020				—	150,958	13.03	840,011
	4/21/2020				103,705	—	—	1,601,105
	4/21/2020				—	618,579	—	187,135
	4/21/2020				—	241,721	—	529,922
Rong Zhou		88,000	112,000	166,000
	3/16/2020				26,400	—	—	343,992
	3/16/2020				—	61,822	13.03	344,011
Jacob Liawatidewi		78,000	96,000	146,000
	3/16/2020				18,726	—	—	244,000
	3/16/2020				—	43,850	13.03	244,005
	6/4/2020				3,048	—	—	58,491
	6/4/2020				—	7,091	19.19	58,513

(1)	The amounts in the threshold, target and maximum columns reflect the minimum, target, and super stretch PBB amounts payable, respectively, which is described above in the “Compensation Discussion and Analysis under the heading “Performance-Based Bonus.” The actual amounts paid to each named executive officer can be found in the Summary Compensation Table under the column entitled Non-Equity Incentive Plan Compensation.
(2)	For each of the named executive officers the exercise price represents the per share fair market value of our common stock on the grant date as determined by our board of directors.
(3)	This amount reflects the aggregate grant fair value computed in accordance with ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on March 15, 2021.
(4)	Mr. Shandell served as our President, General Counsel and Director until April 10, 2020.
(5)	The amount represents share-based award modification expense in connection with Mr. Shandell’s separation agreement for the immediate vesting of 80% of his unvested RSUs awards which was calculated in accordance with ASC Topic 718
(6)	The amount represents share-based award modification expense in connection with Mr. Shandell’s separation agreement to extend the expiration date of certain vested stock awards which was calculated in accordance with ASC Topic 718. Of these amounts 9,149 stock options were granted on July 5, 2013 at an exercise price of $10.93 per share; 46,944 stock options were granted on March 27, 2014 at an exercise price of $14.40 per share; 150,183 stock options were granted on March 26, 2015 at an exercise price of $14.95 per share; 225,153 stock options were granted on March 17, 2016 at an exercise price of $11.33 per share; 119,088 stock options were granted on March 16, 2017 at an exercise price of $13.35 per share; 46,346 stock options were granted on March 15, 2018 at an exercise price of $19.79 per share; and 21,716 stock options were granted on March 15, 2019 at an exercise price of $20.23 per share
(7)	The amount represents share-based award modification expense in connection with Mr. Shandell’s separation agreement for the immediate vesting of 80% of his unvested stock option awards which was calculated in accordance with ASC Topic 718. Of these amounts 31,757 stock options were granted on March 16, 2017 at an exercise price of $13.35 per share; 37,078 stock options were granted on March 15, 2018 at an exercise price of $19.79 per share; 52,118 stock options were granted on March 15, 2019 at an exercise price of $20.23 per share; and 120,768 stock options were granted on March 16, 2020 at an exercise price of $13.03 per share.

2020 Options Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of the named executive officers for the fiscal year ended December 31, 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
Jack Y. Zhang	—	$—	117,650	$1,608,920
William J. Peters	10,000	106,668	30,434	425,161
Mary Z. Luo	—	—	50,208	686,385
Jason B. Shandell (3)	929,701	4,367,312	158,121	2,419,829
Rong Zhou	20,000	151,276	10,593	147,783
Jacob Liawatidewi	26,164	252,845	9,697	137,638

(1)	The value realized on exercise is the difference between the market price of the shares of our common stock underlying the option when exercised and the applicable exercise price.
(2)	The value realized upon vesting of RSUs is calculated by multiplying the number of shares vested by the closing price of our common stock on the vesting date (or, in the event the vesting date occurs on a holiday or weekend, the closing price of our common stock on the immediately preceding trading day).
(3)	Mr. Shandell served as our President, General Counsel and Director until April 10, 2020.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2020. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(2)	9,736,993	$15.00	7,579,116
Equity compensation plans not approved by stockholders	—	—	—
Total	9,736,993	$15.00	7,579,116

(1)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying RSUs, which have no exercise price.

(2)	Includes the following plans: Amended and Restated 2015 Plan, Amended and Restated 2005 Equity Incentive Award Plan, and 2014 Employee Stock Purchase Plan. The 2015 Plan also contains an “evergreen provision” that allows for an annual increase in the number of shares available for issuance on January 1 of each year, beginning January 1, 2016. The annual increase in the number of shares shall be an amount equal to the least of (i) 3,000,000 shares, (ii) ) two and one-half percent (2.5%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such number of shares of common stock determined by our board of directors. On January 1, 2021, the number of shares of our common stock available for issuance under our Amended and Restated 2015 Plan increased by 1,187,386 shares pursuant to this provision. This increase is not reflected in the table above.

Potential Payments upon Termination or Change of Control

We entered into an employment agreement with Jack Y. Zhang, Mary Z. Luo and William J. Peters that govern the terms of each executive officer’s employment. The employment agreements provide for an initial term of three years and will be automatically extended for successive one-year periods, unless one of the parties provides the other 90 days’ prior written notice before the expiration of the initial term or any annual renewal term that the term will not be extended. The employment agreements are terminable (a) by the executive officer at any time, provided the executive gives at least four weeks’ prior notice of resignation; (b) by us at any time; or (c) due to the disability or death of the executive.

Pursuant to their respective employment agreements, unless the executive officer resigns without “good reason” (as defined in the employment agreement) or the employment is terminated for “cause” (as defined in the employment agreements), the executive officer is entitled to any applicable prorated bonus, based on actual performance for the year of termination, as determined by the board of directors in its discretion when making bonus determinations for other senior executives and payable at such time as annual bonuses are otherwise determined for such other senior executives.

If we do not renew an employment agreement at the end of the initial term or any renewal term, the executive’s employment is terminated by us without “cause” (as defined in the employment agreements), or the executive officer resigns with “good reason” (as defined in the employment agreements), then such executive, conditioned upon execution of a release in form and substance satisfactory to us, is entitled to:

• an amount equal to three, or two in the case of Mr. Peters, times the sum of (a) the highest base annual salary in effect (i) during the 12 months immediately prior to the date of termination or (ii) during the employment, if the employment has lasted less than 12 months, plus (b) the average annual bonus earned by the executive for the most recent three, or two in the case of Mr. Peters, fiscal years ending prior to the date of termination or the base salary for the remainder of the agreement, whichever is greater, such amount to be paid in cash or immediately-available funds in a lump sum thirty days following the date of termination;

•

continued payment of his or her health insurance premiums as may be necessary to allow the executive and his or her spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination of the executive’s employment, for a period of 12 months or the remainder of the agreement, whichever is greater commencing on the date of termination; and

•

vesting of any restricted stock, stock option or other equity compensation awards granted by us, except to the extent that the provisions of the applicable restricted stock, stock option or other equity award are more favorable.

Under the employment agreements of Dr. Zhang, Dr. Luo, and Mr. Peters, if, on or within one year after a “change of control” (as defined in the employment agreements), the executive’s employment is terminated by us without “cause” (as defined in the employment agreements), or the executive officer resigns with “good reason” (as defined in the employment agreements), then such executive, conditioned upon execution of a release in form and substance satisfactory to us, is also entitled to receive the following severance benefits, in addition to the severance benefits described above:

•

payment in an amount equal to three, or two in the case of Mr. Peters, times the sum of (a) the highest base salary in effect (i) during the 12 months immediately prior to the date of termination or (ii) during the period of employment, if the employment lasted less than 12 months, plus (b) the average annual bonus earned by the executive for the most recent three, or two in the case of Mr. Peters, fiscal years ending prior to the date of termination, such amount to be paid in cash or immediately-available funds in a lump sum sixty days following the date of termination;

•	an additional 12-month extension of health insurance premium payments in addition to those payments to which he or she is otherwise entitled under his or her respective employment agreement; and
•

full vesting of all restricted stock, stock options or other equity compensation awards granted by us that were unvested immediately prior to the change in control, except to the extent that the provisions of the applicable restricted stock, stock option or other equity award are more favorable.

In addition, each of these employment agreements provides that in the event any payments and benefits (including the severance benefits under the employment agreement) provided to the named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the named executive officer would be entitled to receive either the full amount of such payments and benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater after-tax amount of payments and benefits to the named executive officer.

The following table provides an estimate of the severance benefits that would be provided to Dr. Zhang, Dr. Luo, and Mr. Peters in the circumstances described above pursuant to their employment agreements, assuming the triggering event took place on December 31, 2020 (the last business day of 2020) and based on the $20.11 closing price for a share of our common stock on the Nasdaq Stock Market on that date. Due to the number of factors that affect the nature and amount of the severance benefits, the amount of the severance benefits actually provided (if any) may be different. For example, a triggering event may occur on a different date, the price per share of our common stock on the date of the triggering event may not be $20.11, or the assumptions relied upon in the estimate of potential severance benefits below may not reflect the actual circumstances of the triggering event. As a result, there is no guarantee that a qualifying termination would produce the same or similar results as those estimated below.

Name	Severance Benefit	Termination Apart from a Change of Control ($)	Termination in Connection with a Change of Control ($)
Jack Y. Zhang	Cash Severance(1)	5,708,490	11,416,980
	Equity Acceleration(2)	7,914,589	7,914,589
	Health Coverage(3)	3,851	7,701
	Total	13,626,930	19,339,270
William J. Peters	Cash Severance(1)	1,921,062	3,842,214
	Equity Acceleration(2)	2,414,283	2,414,283
	Health Coverage(3)	10,403	20,806
	Total	4,345,748	6,277,213
Mary Z. Luo	Cash Severance(1)	3,672,140	7,344,279
	Equity Acceleration(2)	3,492,095	3,492,095
	Health Coverage(3)	3,851	7,701
	Total	7,168,086	10,844,075

(1)

This amount represents (i) the prorated bonus based on actual performance for the year of termination and (ii) the lump sum cash severance payment(s) calculated based on the named executive officer’s base salary and average annual bonus, in each case as described above.

(2)

This amount represents the value of the named executive officer’s vesting acceleration benefit described above, which is calculated for each equity award by multiplying (i) the number of shares covered by the equity award that accelerate multiplied by (ii) the excess, if any, of the closing sales price per share of our common stock on December 31, 2020 ($20.11) over the equity award’s exercise price, if any.

(3)	This amount represents the continued payment of health insurance premiums described above.

In connection with Mr. Shandell’s resignation on April 10, 2020, we entered into a separation agreement. Pursuant to the terms of the separation agreement, Mr. Shandell received the following in compensation: (i) $2,425,376 in cash (consisting of $1,536,000 of salary severance and $889,376 of bonus severance); (ii) immediate vesting of 80% of his unvested options and RSUs, as well as extending the expiration date of certain vested stock option awards resulting in additional compensation expense of $2,318,162, which was calculated in accordance with ASC Topic 718; (iii) our purchase of Mr. Shandell’s ownership interest in our Chinese subsidiary, Amphastar Nanjing Pharmaceuticals Inc., at fair market value of $105,790; and (iv) continued payment of his insurance premiums for a period of 36 months totaling $89,797.

CEO pay ratio

We calculated our President and CEO pay ratio described below in compliance with the requirements set forth in Item 402(u) of Regulation S-K.

We identified the median employee using our employee population, excluding the CEO, as of December 31, 2020, which included 1,980 global full-time and part-time employees employed on that date, and used our consistently applied compensation measure of base salary or wages paid as of December 31, 2020. Nearly all of our employees receive an annual base salary (paid on an hourly, weekly, biweekly or monthly basis), which reasonably reflects the annual compensation of our employees. For employees outside the United States, we converted the annual base salary into United States dollars using the applicable exchange rates on December 31, 2020.

Once we identified our median employee, we then calculated the median employee’s annual total compensation in the same manner as the named executive officers found in the Summary Compensation Table on page 36. Our median employee’s annual total compensation was $46,374. Our President and Chief

Executive Officer’s annual total compensation disclosed in the Total column of the Summary Compensation Table was $5,962,949. Accordingly, our estimated President and Chief Executive Officer to median employee pay ratio for 2020 was 129:1. Approximately 40% of the employees who earned below the median were employed in China, where wages are systematically lower than in the U.S.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2021 for:

●	each of our named executive officers;
●	each of our directors and nominees for director;
●	all of our then-current executive officers and directors as a group; and
●	each person known by us to own beneficially more than 5% of our common stock;

Applicable percentage ownership is based on 47,718,003 shares of common stock outstanding as of March 31, 2021. Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, including options that are currently exercisable within 60 days of March 31, 2021 or shares issuable upon the vesting of RSUs within 60 days of March 31, 2021, and subject to community property laws where applicable.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Amphastar Pharmaceuticals, Inc., 11570 6th Street, Rancho Cucamonga, California 91730. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers, Directors and Director Nominee:
Jack Y. Zhang (1)(2)	12,832,535	25.5
Mary Z. Luo (1)(2)	12,832,535	25.5
William J. Peters (3)	406,313	*
Rong Zhou (4)	387,151	*
Richard Koo (5)	324,429	*
Howard Lee (6)	194,073	*
Floyd F. Petersen (7)	134,513	*
Jacob Liawatidewi (8)	109,370	*
Michael A. Zasloff (9)	102,346	*
Richard Prins (10)	100,319	*
David Maris (11)	7,300	*
Diane G. Gerst(12)	4,853	*
Jason B. Shandell (13)	—	*
Gayle Deflin	—	*
All executive officers and directors as a group (12 persons) (14)	14,603,202	28.4
5% Stockholders:
Applied Physics & Chemistry Laboratories, Inc. (15)	6,827,679	14.3
BlackRock Inc.(16)	7,144,166	15.0
Federated Hermes, Inc.(17)	3,225,883	6.8
The Vanguard Group(18)	2,478,027	5.2

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)	Dr. Zhang and Dr. Luo are spouses and the number and percentage of beneficial ownership of each represents their aggregate combined ownership of 25.5% as described in footnotes (2) and (15) below.
(2)	Includes (i) 6,827,679 shares held of record by Applied Physics & Chemistry Laboratories, Inc. (“APCL”), for which Drs. Zhang and Luo, and The Bill Luobei Zhang 2004 Irrevocable Trust (the “BLZ Trust” are the sole owners; (ii) 2,059,054 shares held of record by Dr. Zhang; (iii) 1,372,104 shares held of record by Dr. Luo; (iv) 5,000 shares held in an account for the benefit of the son of Drs. Zhang and Luo; (v) 1,796,004 shares exercisable by Dr. Zhang within 60 days of March 31, 2021; and (vi) 772,694 shares exercisable by Dr. Luo within 60 days of March 31, 2021. Of the reported shares, 6,636,594 shares held of record by APCL, 1,222,847 shares held of record by Dr. Zhang and 723,457 shares held of record by Dr. Luo are pledged as collateral to secure certain personal indebtedness, including various lines of credit.
(3)	Includes (i) 25,946 shares held of record by Mr. Peters and (ii) 380,367 shares exercisable within 60 days of March 31, 2021.
(4)	Includes (i) 47,173 shares held of record by Mr. Zhou; (ii) 99,668 shares held of record by the Zhou Family Trust for which Mr. Zhou serves as a trustee; (iii) 5,000 shares held of record by Mr. Zhou’s spouse; and (iv) 235,310 shares exercisable within 60 days of March 31, 2021.
(5)	Includes (i) 254,674 shares held of record by Mr. Koo and (ii) 69,755 shares exercisable within 60 days of March 31, 2021.
(6)	Includes (i) 124,318 shares held of record by Dr. Lee and (ii) 69,755 shares exercisable within 60 days of March 31, 2021.
(7)	Includes (i) 64,758 shares held of record by Mr. Petersen and (ii) 69,755 shares exercisable within 60 days of March 31, 2021.
(8)	Includes (i) 17,202 shares held of record by Mr. Liawatidewi; (ii) 2,459 shares held of record by the Yakob and Sunmoon Family Trust for which Mr. Liawatidewi serves as a trustee; and (iii) 89,709 shares exercisable within 60 days of March 31, 2021.
(9)	Includes (i) 32,591 shares held of record by Dr. Zasloff and (ii) 69,755 shares exercisable within 60 days of March 31, 2021.
(10)	Includes (i) 30,564 shares held of record by Mr. Prins and (ii) 69,755 shares exercisable within 60 days of March 31, 2021.
(11)	Includes 7,300 shares held of record by Mr. Maris
(12)	Includes (i) 1,373 shares held of record by Ms. Gerst and (ii) 3,480 shares exercisable within 60 days of March 31, 2021.
(13)	Mr. Shandell served as our President, General Counsel and Director until April 10, 2020
(14)	Includes (i) 10,969,563 shares beneficially owned by our executive officers and directors as a group; and (ii) 3,626,339 shares exercisable within 60 days of March 31, 2021.
(15)	Drs. Zhang and Luo and the BLZ Trust are the sole owners of APCL. Of the reported shares, 6,636,594 shares are pledged as collateral to secure certain personal indebtedness, including various lines of credit. The address for this entity is 13760 Magnolia Avenue, Chino, California 91710.
(16)	Based on a Schedule 13G/A filed with the SEC on January 26, 2021, BlackRock, Inc. (“BlackRock”) holds sole voting power with respect to 6,925,008 shares and sole dispositive power with respect to 7,144,166 shares. BlackRock’s address is 55 East 52nd Street, New York, New York 10055.
(17)	Based on a Schedule 13G filed with the SEC on February 12, 2021, Federated Hermes, Inc. (“Federated Hermes”) holds sole voting power with respect to 3,225,883 shares and sole dispositive power with respect to 3,225,883 shares. Federated Hermes address is 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222
(18)	Based on a Schedule 13G/A filed with the SEC on February 8, 2021, The Vanguard Group (“Vanguard”) holds shared voting power with respect to 84,922 shares, sole dispositive power with respect to 2,367,177 shares and shared dispositive power with respect to 110,850 shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Party Transactions

As set forth in our audit committee charter, our audit committee or our board is responsible for reviewing and approving all related-party transactions, which consist of all transactions and series of similar transactions to which we were a party or will be a party and in which any of our directors, executive officers and holders of more than 5% of our voting securities and their respective affiliates has a direct or indirect material interest. As used in this section, the terms “related person” and “transaction” have the meanings set forth in Item 404(a) of Regulation S-K under the Securities Act. In the course of its review and approval of transactions with related persons, the audit committee or the board considers:

●	the nature of the related person’s interest in the transaction;
●	the material terms of the transaction, including the amount involved and the type of the transaction;
●	the importance of the transaction to the related person and to Amphastar;
●	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and
●	any other matters the audit committee deems appropriate.

Any member of the board who is a related person with respect to a transaction under review will not be able to participate in the discussions or vote on the approval or ratification of the transaction, other than to provide all material information regarding the transaction, including information regarding the extent of the member’s interest in the transaction. Any material changes to the terms of, or any renewal of, any of these transactions will also require the same approval. If a related party transaction will be ongoing, the audit committee or the board may establish guidelines or other parameters or conditions relating to our participation in the transaction. The audit committee or the board may from time to time pre-approve types or categories of transactions by related persons but we have no such pre-approved types or categories of transactions at this time.

Related Person Transactions

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●	any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Employment of Related Persons

James Luo

James Luo, the brother of Dr. Mary Luo, our Chairman of the Board, Chief Operating Officer and Chief Scientist, and the brother-in-law of Dr. Jack Zhang, our Chief Executive Officer, President, Chief Scientific Officer and director, was employed by us from 2003 until his retirement in 2020, most recently as our Senior Vice President of New Engineering Research Center, and President of Amphastar France Pharmaceuticals. In connection with his retirement in 2020, Mr. Luo received a retirement package that included $992,000 of cash payments over a three year period beginning in 2021 as well as $118,000 of health insurance payments over a six year period. In addition, Mr. Luo’s total compensation since 2014, the year of our initial public offering, was as follows:

Year	Salary	Bonus	Restricted Stock Awards(1)	Option Awards(1)	All Other Compensation(2)	Total
2020	$347,000	$—	$150,500	$150,500	$50,400	$698,400
2019	$385,000	$$62,300	$144,000	$144,000	$8,300	$743,600
2018	$368,300	$$76,200	$121,500	$121,500	$8,200	$695,700
2017	$352,000	$$94,000	$149,500	$111,500	$8,000	$715,000
2016	$338,500	$$64,900	$108,500	$108,500	$7,700	$628,100
2015	$322,400	$$69,400	$96,500	$96,500	$5,300	$590,100
2014	$313,000	$$56,200	$49,700	$92,300	$5,200	$516,400

(1)This amount reflects the aggregate grant fair value computed in accordance with ASC Topic 718.

(2)

All years include a company contribution under our 401(K) plan. In addition, 2020 includes a payment of $40,800 for travel incentives in accordance with our travel policy, which had been earned but not paid during the previous five years.

We believe that Mr. Luo’s compensation, including his retirement payment, is comparable with compensation paid to other employees with similar levels of responsibility and years of experience.

Henry Zhang

Henry Zhang (Haoning Zhang), the son of Dr. Jack Zhang and Dr. Mary Luo, is employed by us as the General Manager of Amphastar Nanjing Pharmaceuticals (ANP) and has been employed in that role since 2009. Mr. Zhang’s compensation since 2014, the year of our initial public offering, was as follows:

Year	Salary	Bonus	Restricted Stock Awards(1)	Option Awards(1)	Total
2020	$192,600	$104,300	$—	$617,400	$914,300
2019	$180,000	$141,300	$—	$535,000	$856,300
2018	$150,000	$99,200	$79,500	$422,100	$750,800
2017	$114,800	$74,700	$66,000	$66,000	$321,500
2016	$113,800	$62,900	$60,500	$60,500	$297,700
2015	$108,000	$60,700	$55,500	$55,500	$279,700
2014	$102,900	$44,500	$—	$101,000	$248,400

(1)This amount reflects the aggregate grant fair value computed in accordance with ASC Topic 718.

Mr. Zhang’s compensation was approved by the board of directors of ANP beginning in 2018. Prior to that it was set by our management and was comparable with compensation paid to other general managers of our facilities.

Other Employment Relationships

Qingqing Chen, who married Henry Zhang in 2012, was employed by ANP until January 2015, when she resigned. Ms. Chen served in an administrative role and her total annual compensation never exceeded $10,000.

Chongqing Zhang, the brother of Dr. Jack Zhang and the brother-in-law of Dr. Mary Luo, has worked for ANP since 2009, initially as a facilities manager, then as a support manager, and more recently, serving as labor union chairman. At no time has his total annual compensation exceeded $80,000.

ANP Private Placement

As previously disclosed, in July 2018, ANP completed a private placement of its equity to accredited investors for aggregate gross proceeds of approximately $56.3 million. In connection with the private placement, all of our executive officers at that time, including current executive officers Dr. Mary Luo, Dr. Jack Zhang, Bill Peters, Rong Zhou, and Jacob Liawatidewi, and our independent directors Howard Lee and Richard Koo and former director Stephen Shohet, entered into subscription agreements for the indirect investment in ANP (the “ANP Private Placement”). Both Mr. Lee and Mr. Koo invested, in whole or in part, through other immediate family members. These subscription agreements were transacted either through an investment in Amphastar Cayman LLC, a Cayman Islands limited liability company, or Qianqia, a Chinese partnership.

In addition, certain immediate family members of Dr. Jack Zhang and Dr. Mary Luo invested indirectly in the ANP Private Placement as set forth below:

Investor	Relationship to Dr. Jack Zhang and Dr. Mary Luo	Investment
Henry Zhang and Qingqing Chen	Son and daughter-in-law, respectively	$9,956,000
Chongqing Zhang	Brother of Dr. Jack Zhang, brother-in-law of Dr. Mary Luo	$400,000
Bill Zhang	Son	$3,200,000
Lu Zhang	Daughter	$2,500,000
James Luo	Brother of Dr. Mary Luo, brother-in-law of Dr. Jack Zhang	$100,000

The total aggregate gross proceeds received from such executive officers, directors and related parties were approximately $36.4 million. After the private placement, we retained approximately 58% of the equity interest of ANP immediately after the private placement.

Huilu Health Products LLC

Lu Zhang and Guohui Zhang, the daughter and son-in-law of Dr. Jack Zhang and Dr. Mary Luo, are the owners of Huilu Health Products LLC, or Huilu. In 2020, Huilu resold our Primatene Mist product on Amazon.com pursuant to a distribution arrangement on terms consistent with those we have entered into with other similar-sized distribution partners. In connection with this arrangement, we recognized revenue of $224,000 in 2020 relating to Huilu’s purchase of our Primatene Mist product, the pricing of which was negotiated in good faith and was consistent with the price at which we sold to other distribution partners.

Nanjing Baiziya Biotechnology Co., Ltd.

Henry Zhang, the son of Dr. Jack Zhang and Dr. Mary Luo, holds a majority interest in Baiziya, which was formed and organized in 2019. In 2020, Baiziya entered into a series of transactions with ANP through which ANP supplied non-prescription healthcare products and cosmetics to Baiziya. We believe that the pricing agreed to with Baiziya was negotiated in good faith. The net total of the transactions in 2020, after giving effect to certain cancellations, was $90,000.

Other Transactions

We have granted stock options and RSUs to our executive officers and certain of our directors. See the sections titled “Executive Compensation—Outstanding Equity Awards at 2020 Year-End” and “Non-Employee Director Compensation – Compensation for 2020.” for a description of these stock options and RSUs.

We have entered into employment agreements with certain of our executive officers that, among other things, provides for certain severance and change in control benefits. See the section titled “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements, our amended and restated certificate of incorporation and our amended and restated bylaws require us to indemnify our directors to the fullest extent permitted by Delaware law.

OTHER MATTERS

Fiscal Year 2020 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2020 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on the Financials & Filings portion of our website at http://ir.amphastar.com/ and are available from the SEC at its website at http://www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Amphastar Pharmaceuticals, Inc., Attention: Investor Relations, 11570 6th Street, Rancho Cucamonga, California 91730.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Rancho Cucamonga, California
April 14, 2021

ANNEX A – Reconciliation of GAAP to Non-GAAP Financial Measures

	Year Ended
	December 31,
	2020	2019

GAAP net (loss) income	$1,097	$46,505
Adjusted for:
Intangible amortization	1,036	1,037
Share-based compensation	18,180	17,296
Impairment of long-lived assets	241	365
Expense related to executive separation agreement	4,869	—
Gain (loss) on litigation settlement	13,780	(59,900)
Income tax (benefit) provision on pre-tax adjustments	(7,482)	10,494
Non-GAAP net income	$31,721	$15,797

Non-GAAP net income (loss) attributable to non-controlling interests	$105	$(2,013)

Non-GAAP net income attributable to Amphastar	$31,616	$17,810

Non-GAAP net income per share attributable to Amphastar stockholders:
Basic	$0.67	$0.38
Diluted	$0.64	$0.36

Weighted-average shares used to compute non-GAAP net income per share attributable to Amphastar stockholders:
Basic	47,038	46,982
Diluted	49,124	49,907

	Year Ended December 31, 2020

		Selling,	General	Research	Non-operating	Income	Non-controlling
	Cost of	distribution	and	and	income	tax provision	interest
	revenue	and marketing	administrative	development	(expense), net	(benefit)	adjustment
GAAP	$206,506	$14,780	$50,377	$67,229	$(6,317)	$3,540	$(306)
Intangible amortization	(902)	—	(134)	—	—	—	45
Share-based compensation	(4,248)	(456)	(11,771)	(1,705)	—	—	444
Impairment of long-lived assets	(72)	—	(140)	(29)	—	—	20
Expense related to executive separation agreement	—	—	(4,869)	—	—	—	—
Loss on litigation settlement	—	—	(975)	—	(12,805)	—	—
Income tax provision (benefit) on pre-tax adjustments	—	—	—	—	—	7,482	(98)
Non-GAAP	$201,284	$14,324	$32,488	$65,495	$6,488	$11,022	$105

	Year Ended December 31, 2019

		Selling,	General	Research	Non-operating	Income	Non-controlling
	Cost of	distribution	and	and	income	tax provision	interest
	revenue	and marketing	administrative	development	(expense), net	(benefit)	adjustment
GAAP	$190,434	$12,830	$50,279	$68,853	$60,267	$13,723	$(2,434)
Intangible amortization	(895)	—	(142)	—	—	—	45
Share-based compensation	(3,819)	(388)	(11,538)	(1,551)	—	—	355
Impairment of long-lived assets	(99)	—	(164)	(102)	—	—	113
Gain on litigation settlement	—	—	—	—	59,900	—	—
Income tax provision (benefit) on pre-tax adjustments	—	—	—	—	—	(10,494)	(92)
Non-GAAP	$185,621	$12,442	$38,435	$67,200	$367	$3,229	$(2,013)

AMPHASTAR PHARMACEUTICALS, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET

Before The Meeting – Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 6, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting – Go to www.virtualshareholdermeeting.com/AMPH2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET  on June 6, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D42473-P54849	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

AMPHASTAR PHARMACEUTICALS, INC.

The Board of Directors recommends you vote FOR the following:
1.

To elect four Class II directors to serve until the Company’s 2024 Annual Meeting of Stockholders and until each such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal;

	Nominees:	For	Against	Abstain
	1a. Mary Ziping Luo	◻	◻	◻	The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
	1b. Howard Lee	◻	◻	◻ 4.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.	◻	◻	◻
	1c. Michael A. Zasloff	◻	◻	◻
	1d. Gayle Deflin	◻	◻	◻
Note: To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2021;	◻	◻	◻

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D42474-P54849

AMPHASTAR PHARMACEUTICALS, INC.
Annual Meeting of Stockholders
June 7, 2021 11:00 AM, Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jack Yongfeng Zhang, Mary Ziping Luo, William J. Peters, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AMPHASTAR PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, Pacific Time on June 7, 2021, at www.virtualshareholdermeeting.com/AMPH2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side